UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2009

PREMIER ENERGY CORP.
(Exact name of registrant as specified in its charter)

Florida	333-145569	20-8724818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14785 Preston Road, Suite 550, Dallas, Texas  75254
(Address of principal executive offices) (zip code)

972-789-5151
(Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York 10005
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by Premier Energy Corp. (“Premier”) from time to time with the Securities and Exchange Commission (collectively the "Filings") contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Premier's management as well as estimates and assumptions made by Premier's management. When used in the filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to Premier or Premier's management identify forward looking statements.  Such statements reflect the current view of Premier with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled "Risk Factors") relating to Premier's industry, Premier 's operations and results of operations and any businesses that may be acquired by Premier. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Premier believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Premier does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Premier's pro forma financial statements and the related notes filed with this Form 8-K.

In this Form 8-K, references to "we," "our," "us," the "Company," or "Premier" refer to Premier Energy Corp., a Florida corporation, and Premier’s majority owned subsidiary, Karbon, CJSC, a Closed Joint Stock Company incorporated in the Russian Federation.

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.01  Completion of Acquisition or Disposition of Assets.

On January 30, 2009, we entered into a Share Exchange Agreement with Auxerre Trading Ltd., a British Virgin Islands Company (“Auxerre”) pursuant to which we acquired 51% of the outstanding securities of Karbon in exchange for 107,406,000 shares of our common stock (the “Karbon Acquisition”). Considering that, following the merger, Auxerre controls the majority of our outstanding voting common stock and we effectively succeeded our otherwise minimal operations to those that are theirs, Karbon is considered the accounting acquirer in this reverse-merger transaction.  A reverse-merger transaction is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of Karbon securities for our net monetary assets, which are deminimus, accompanied by a recapitalization. Accordingly, we have not recognized any goodwill or other intangible assets in connection with this reverse merger transaction. Karbon is the surviving and continuing entities and the historical financials following the reverse merger transaction will be those of Karbon.  We were a "shell company" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately prior to our acquisition of 51% of KARBON pursuant to the terms of the share exchange agreement.  As a result of such acquisition, our operations, in addition to the acquisition, exploration and development, if warranted, of prospective oil and gas properties, will include (i) consulting and working together with KARBON to plan and execute any exploration and development activities they conduct, (ii) reviewing annualized budgets from KARBON, and (iii) approving costs in excess of certain prescribed amounts by KARBON. Consequently, we believe that acquisition has caused us to cease to be a shell company as we no longer have nominal operations.

On January 30, 2009, prior to the Karbon Acquisition and the issuance of the 107,406,000, ZRV Consulting, Inc., the former majority shareholder of Premier, returned 107,406,000 shares of common stock of Premier for cancellation.

Overview and Strategy

Through our majority owned subsidiary, KARBON, which was organized on October 16, 2000 as a Closed Joint Stock Company under the Civil Code of the Russian Federation, we are engaged in the business of producing oil and gas from the North-Kopanskoye Oilfield, exploring and, if warranted, developing new commercial reserves of oil and gas. Our principal products are crude oil and natural gas that are marketed and sold by our majority owned subsidiary, KARBON, primarily through the third party operators of the wells and a third party marketing company. Typically, oil is sold at the wellhead at field-posted prices and natural gas is burned or “flared” near wells.

Our objective is to increase stockholder value by pursuing our corporate strategy of:

-
Economically growing reserves and production, by acquiring under-valued properties with reasonable risk-reward potential and by participating in, or actively conducting, drilling operations in order to further exploit our existing properties;

-	Seeking high-quality exploration and development projects with potential for providing operated, long-term drilling inventories; and

-	Selectively pursuing strategic acquisitions that may expand or complement our existing operations.

The pursuit of our strategy includes the following key elements:

Pursue Attractive Reserve and Leasehold Acquisitions

To date, we have closed one acquisition, the acquisition of 51 % of KARBON.  We will seek to effect opportunistic acquisitions that can provide upside potential, including long-term drilling inventories and undeveloped leasehold positions with attractive return characteristics within the Russian Federation.

Drive Growth through Drilling

We plan to supplement our long-term reserve and production growth through drilling operations.  In 2009, we plan (a) to do a major workover of three existing wells to grow production to 380 barrels of crude oil per day; (b) to use two drilling rigs to drill three new production wells to produce additional 690 barrels of crude oil per day; and (c) to perform a 3-D seismic survey to learn more about the deposit structure to enable us to better designate future development drilling locations and expected growth of reserve estimates. The workover, drilling, completion and seismic work will be done using the presently available local labor, equipment and materials.

Maximize Operational Control

It is strategically important to our future growth and maturation as an independent exploration and production company to be able to serve as operator of our properties when possible to exert greater control over costs and timing in and the manner of our exploration, development and production activities.  In 2009, we acquired 51 % of KARBON with assets that include 3,213 gross acres (1,639 net) with currently estimated total oil reserves of around 30.9 MMBbl. Although the assets also include similar amount of equivalent natural gas resources, we do not plan to start gas production during the first three years of development for reasons of reservoir pressure maintenance.  We are the owner of 51% of the outstanding securities of KARBON and consequently control the activities of KARBON.

Operate Efficiently and Effectively, and Maximize Economies of Scale Where Practical

As we manage our growth, we are actively focusing on reducing lease operating expenses as well as finding and development costs. In addition, our acquisition efforts are geared toward pursuing opportunities that fit well within existing operations, in areas where we are establishing new operations or in areas where we believe that a base of existing production will produce an adequate foundation for economies of scale.

Distribution Methods, Marketing and Major Customers

The operated oilfield in the Volga-Urals basin has reasonably sufficient infrastructure but may require some new infrastructure. A new oil discovery will also require new infrastructure, such as oil tanks and pumps. Crude oil must be moved from the production site to refineries. These movements can be made using a number of different modes of transportation, including trucks and trains, and also via an oil pipeline, which is available in close proximity with the oilfield. We would not, on our own, be able to distribute any oil and gas we currently produce and further discover, from our operations in Russia. We would need to rely on third party contractors to distribute any such oil and gas or sell any such oil and gas to third parties at the point of production.

When selling domestically, KARBON sells the crude oil to local refineries (on Ex Works terms) or enters into processing agreements with local refineries (for better bargains).  Depending on terms and seasonal conditions, best options are chosen at any particular period of time.

Once we choose to sell crude oil for export, an existing long term contract of sale to Trafigura Group (a global trading businesses, including the supply and offtake of crude oil, petroleum products, liquefied petroleum gas (LPG), metals, ores and concentrates) can be used. Crude oil can be made available for sale under Contract No AUXTRAF-04/07 dated September 4, 2007, that provides KARBON the right to sell to Trafigura during period of exploration up to 32 million barrels of crude oil.

Competition

The oil and gas industry is extremely competitive, particularly in the acquisition of prospective oil and natural gas properties and oil and gas reserves. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas interests, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. Our competitive position also depends on our geological, geophysical and engineering expertise, and our financial resources.

We believe that the location of our leasehold acreage, our exploration, drilling and production expertise and the experience and knowledge of our management and industry partners enable us to compete effectively in our current operating areas.

Seasonality

Generally, but not always, the demand and price levels for natural gas increase during the colder winter months and warmer summer months but decrease during the spring and fall months (“shoulder months”). Pipelines, utilities, local distribution companies and industrial users utilize natural gas storage facilities and purchase some of their anticipated winter and summer requirements during the shoulder months, which can lessen seasonal demand fluctuations.

In the past, we have not entered into hedging contracts, but we are considering entering various hedging contracts in the future for a portion of our production to reduce our overall exposure to seasonal demand and resulting commodity price fluctuations. The duration of our future hedging contracts will depend on our view of market conditions, available contract prices and our operating strategy at the time the contracts are initiated.

Regarding natural gas, as a producer local to Russia, KARBON is obligated to approach FST (Federalnaya Sluzba po Tarifam) to whom we must sell our gas under local domestic prices that are generally much lower then export prices.

Since December 31, 2007, KARBON has had sales delivery contracts in effect for the entire daily production capacity.

Government Approval and Regulation

We are required to obtain licenses and permits from various governmental authorities. We anticipate that we will be able to obtain all necessary licenses and permits to carry on the activities which we intend to conduct, and that we intend to comply in all material respects with the terms of such licenses and permits.
KARBON has been abiding by, and will continue to do so, all the Laws and Regulations of the Russian Federation that are applicable to oil and gas exploration, production and distribution activities.  These include, but are not limited to, the Russian Federation Tax Law for oil and gas production and refining, including the following particular taxes: Minerals Extraction Tax (MET: Russian acronym is NDPI), export tax if crude oil is shipped for export, value-added tax (VAT) if crude oil is sold locally in Russia; profit and property taxes, environmental protection taxes and payroll taxes.

Russian joint stock companies are corporate entities with limited liability similar to corporations formed under United States laws. Shareholders of Russian joint stock companies generally are not liable for debts and obligations of the company. However, shareholders of a bankrupt joint stock company may be held liable for debts and obligations of the bankrupt company if they have exercised their authority to undertake an action knowing that bankruptcy would be the result of their actions. In closed joint stock companies, i.e. companies with a limited number of shareholders, such as Karbon, any transfer of shares by a shareholder to a third party is subject to the pre-emptive right of the other shareholders to acquire such shares at the price offered to a third party.

Under Russian law, a simple majority of voting shares is sufficient to control adoption of most resolutions. Resolutions concerning amendment of the company charter, reorganizations (including mergers), liquidation, any increase in authorized shares, or certain "large" transactions require the approval of the shareholders holding in excess of 75% of the outstanding shares.

A Russian joint stock company has no obligation to pay dividends to the holders of common shares. Any dividends paid to shareholders must be recommended by the board of directors and then approved by a majority vote at the general meeting of shareholders.  Dividends may be paid every quarter of a year.

Environmental Laws

The government of the Russian Federations, Ministry of Natural Resources, and other agencies establish special rules, restrictions and standards for enterprises conducting activities affecting the environment. The general principle of Russian environmental law is that any environmental damage must be fully compensated. Under certain circumstances, top officers of the entity causing substantial environmental damage may be subject to criminal liability.

The law of the Russian Federation on subsoil requires that all users of subsoil ensure safety of works related to the use of subsoil and comply with existing rules and standards of environment protection. Failure to comply with such rules and standards may result in termination or withdrawal of the Karbon license.

Number of Employees

Other than our directors and officers, presently we have no employees at the US headquarters. We anticipate that we will be conducting most of our business through our management and any consultants whom we may engage in the USA and worldwide. KARBON has a staff of 35.

PROPERTY

Our principal offices are located at 14785 Preston Road, Suite 550, Dallas, TX 75254. We pay $2,500 per month in rent and our lease is open-ended.

Pursuant to a share exchange agreement among our Company and KARBON, we have acquired the 51 % controlling interest in KARBON.

KARBON owns the license that contains the North-Kopanskoye Oilfield and operates the field. As of September 30, 2008, through our ownership in the majority interest of KARBON, we owned interests in a total of three producing wells and had an interest in 3,213 gross acres (1,639 net) with over 26 prospective drilling locations for oil production in the North-Kopanskoye Field (14 wells in the Artinsky-1 Reservoir and 12 wells in the Bashkirian A-4 Reservoir, along with 3 injection wells). Concurrently, we have been evaluating other prospective locations that we believe are hydrocarbon prone.

Acreage

The following table sets forth the total gross and net acres of developed and undeveloped oil and gas leases in which our company, through our subsidiary, had working interests as of December 31, 2008:

	Developed Acres		Undeveloped Acres		Total Acres
	Gross	Net	Gross	Net	Gross	Net
North-Kopanskoye	578	295	2,635	1,344	3,213	1,639

*	Represents properties that are either currently operated by us or which are expected to be operated by us when development commences on the properties.

Title to Properties

A title opinion is usually obtained prior to the commencement of drilling operations on properties. We have obtained title opinions or conducted a thorough title review on substantially all of our producing properties and believe that we have satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. We also perform a title investigation before acquiring undeveloped leasehold interests.

Reserves

All our reserves are presently located within the Russian Federation, in the North-Kopanskoye Field.  Over the last two years, 2007 and 2008, we have produced over 45,000 barrels of crude oil (at an average rate of about 60 barrels per day).

The independent petroleum engineering firm DeGolyer and MacNaughton of Dallas, Texas, evaluated 100% of the properties and issued an appraisal report dated November 27, 2007 on oil and gas reserve estimates as of December 31, 2006, included in the table below.  No new reserves were added since then; thus the proved developed reserves for 2008 and 2007 shown in the table reflect the yearly oil and gas production, as reserve depletion, equal to 27 and 17 MBbl of oil and 26 and 17 MMcf of gas per year, respectively.

	As of September 30, As of December 31,
	2008	2007	2006
	(dollars in thousands)

Proved developed oil reserves (MBls)	20	37	64
Proved undeveloped oil reserves (MBls)	8,029	8,029	8,029
Total proved oil reserves (MBls)	8,049	8,066	8,093

Proved developed gas reserves (MMcf)	134	151	177
Proved undeveloped gas reserves (MMcf)	45,060	45,060	45,060
Total proved gas reserves (MMcf)	45,194	45,211	45,237

Total proved oil equivalents (MBbl) (1)	15,581	15,601	15,632
Total proved gas equivalents (MMcfe) (1)	93,488	93,607	93,795

Present value of estimated future net cash flows
before income taxes, discounted at 10% (2)	$38,671	$44,461	$58,076

Reconciliation of non-GAAP financial measure:
PV-10 (3)	$38,671	$44,461	$58,076
Less: Undiscounted income taxes	18,587	19,754	24,736
Plus: 10% discount factor	2,371	2,521	3,156
Discounted income taxes	16,216	17,233	21,580
Standardized measure of discounted future net cash flows	$22,455	$27,778	$37,844

(1)	Oil is converted to Mcfe of gas equivalent at six Mcfe per barrel, and vice versa.

(2)
Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenues.

(3)
Karbon’s standardized measure does not reflect any future income tax expenses because it was not subject to income taxes. The standardized measure shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is required by FASB pronouncements, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.

The average prices utilized for the first 9 months of 2008, and at December 31 of 2007 and 2006, respectively, were $1.18, $0.87 and $0.54 per Mcf, and $32.67, $31.86 and $31.67 per barrel of oil.

The period of January 1, 2007 to September 30, 2008 has seen no significant changes in either geological reserves or business activity of the company that could significantly affect the oil and gas extraction activity within the North-Kopanskoye Field. Therefore, apart of the reported oil and gas produced during that period, the originally available data as of December 31, 2006 and various assumptions prepared during the compilation of the underlying data are believed to be reasonably accurate updates for September 30, 2008 and December 31, 2007.

The PV-10 values shown in the above table are not intended to represent the current market value of the estimated proved oil and gas reserves owned by KARBON, our majority owned subsidiary. Reserve estimates are inherently imprecise and are continually subject to revisions based on production history, results of additional exploration and development, prices of oil and gas, and other factors.

The table above also shows a reconciliation of our PV-10 to our standardized measure of discounted future net cash flows (the most directly comparable measure calculated and presented in accordance with GAAP). PV-10 is our estimate of the present value of future net revenues from estimated proved oil and natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” We believe PV-10 to be an important measure for evaluating the relative significance of our oil and natural gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our company. We believe that most other companies in the oil and gas industry calculate PV-10 on the same basis. PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP. Reference should also be made to the Supplemental Oil and Gas Information included in the Consolidated Financial Statements for additional information.

North-Kopanskoye Oilfield

The North-Kopanskoye field covers an approximate area of 13 square kilometers and lies about 55 kilometers southeast of the city of Orenburg and 30 kilometers south of the Orenburg gas-condensate field.

The field is in the Urals Foredeep Province in the Volga-Urals Basin.

The North Kopanskoye field is a broad north/south-oriented elongated anticline structure. There are four domes on the structure. The central dome is the largest of the four. There are two smaller domes to the south and one smaller dome to the north. The field contains two reservoirs, the Pennsylvanian Bashkirian A-4 and Permian Artinskian Artinsky-1.

The Bashkirian A-4 and Artinsky-1 are structurally trapped, carbonate reservoirs. The Bashkirian A-4 reservoir accumulated oil on two of the four individual domes and is limited by OWCs. The Artinsky-1 reservoir has a larger accumulation of oil limited by an OWC, an associated gas cap, and a separate nonassociated gas accumulation that is limited by a GWC.

The Artinsky-1 reservoir accumulations are trapped on three of the structural domes in two separate accumulations. The central and northern domes contain a continuous accumulation. This accumulation consists of oil and an associated gas cap. It is mapped as high as 1,900 meters true vertical depth subsea (TVDSS) with a GOC at 1,979.5 meters TVDSS and an OWC at 2,021 meters TVDSS.

The area of the Artinsky-1 oil accumulation is about 10.2 square kilometers and the average thickness is 8.8 meters. The estimated volumes above the highest known oil in the 131 well on the northern dome as well as the volumes located in the saddle area between the northern and central domes have been associated with probable reserves. The highest oil test in the 127 well was at 1,976.9 meters TVDSS. The 127 and 128 wells tested oil and water across the intervals of 2,021.9 to 2,028.9 meters TVDSS and 2,008.9 to 2,029.9 meters TVDSS, respectively. The highest water-only test at 2,043.9 meters TVDSS occurred in the 128 well. The 129 well tested "no flow" in the Artinsky-1 reservoir over a low porosity and low permeability interval, as indicated by log interpretation. The northern dome of this accumulation tested oil from two different intervals down to 2,015 meters TVDSS in the 131 well.

The gas cap above the central dome of the Artinsky-1 oil reservoir is defined by gas and condensate tests in the 127 and 129 wells. The deepest gas test was at 1,984.9 meters TVDSS in the 129 well. The average thickness in this gas cap is 5.1 meters with an area of approximately 2.8 square kilometers.

The Artinsky-1 accumulation on the small southern structure, tested by the 109 well, is a nonassociated gas reservoir with a GWC estimated at 2,030 meters TVDSS. This gas reservoir has an area of approximately 1.2 square kilometers and estimated average thickness of 5.8 meters (Figure 5). The 109 well tested gas and condensate down to 2,027.6 meters TVDSS and the adjacent 101 well tested water as high as 2,036.7 meters TVDSS.

The Bashkirian A-4 Central reservoir is mapped as high as 2,800 meters TVDSS. The OWC is estimated at 2,839 meters TVDSS. This reservoir encompasses about 4.3 square kilometers with an average thickness of 12.4 meters. Oil was successfully tested in the 130 and 133 wells. Both wells tested water-free oil with the deepest oil test in the 130 well at 2,839 meters TVDSS. A test in the 133 well over an interval of 2,832.2 to 2,842.8 meters TVDSS produced oil and water.

The accumulation on the smaller southern dome, the Bashkirian A-4 South reservoir, is mapped as high as 2,900 meters TVDSS with an OWC at 2,905 meters TVDSS. This reservoir covers approximately 0.7 square kilometers and has an average thickness of 3.4 meters. The smaller southern accumulation was proved by a test in the 108 well with oil-only down to 2,900.8 meters TVDSS and water tested as high as 2,929.8 meters TVDSS.

The Concession area of the North-Kopanskoye field for Exploration is located and delimited by the following geographic coordinates:

COORDINATES	LATITUDE:	LONGITUDE
1	51° 22,3'	51° 32,8'
2	51° 27,3'	51° 32,8'
3	51° 27,3'	51° 36,4'
4	51° 22,3'	51° 36,4'
Approximate area: 3,213 acres.

RISK FACTORS

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Although our management team has been engaged in the oil and gas business for an extended period of time, we did not begin operations of our current business concept until our recent acquisition of Karbon in January 2009.  We have a limited operating history.  As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Reliance on the historical results of our acquisition targets may not be representative of the results we will achieve, particularly in our combined form.  Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses.  If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

Karbon’s results of operations have not been consistent, and we may not be able to achieve profitability going forward.

Karbon incurred a net loss from our continuing operations amounting to ($733,602), ($553,470) and ($662,876) for the nine months ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively.  In addition, as of September 30, 2008, Karbon has a working capital deficiency of ($3,086,680). If we incur additional significant operating losses, our stock price, may decline, perhaps significantly.

Our management is developing plans to alleviate the negative trends and conditions described above.  Our management believes that our current business plan will be successful and that we believe we will be able to limit our losses; however, our business plan is speculative and unproven. Although there is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, that we will be able to curtail our losses now or in the future.

Our business depends on the level of activity in the oil industry, which is significantly affected by volatile oil prices.

Our business depends on the level of activity in oil exploration, development and production in markets worldwide. Oil prices, market expectations of potential changes in these prices and a variety of political and economic factors significantly affect this level of activity. Oil prices are extremely volatile and are affected by numerous factors, including:

-	worldwide demand for oil and gas;
-	the ability of the Organization of Petroleum Exporting Countries, commonly called "OPEC," to set and maintain production levels and pricing;
-	the level of production in non-OPEC countries;
-	the policies of the various governments regarding exploration and development of their oil and gas reserves;
-	advances in exploration and development technology; and
-	the political environment of oil-producing regions.

The nature of oil and gas business exposes us to potential liability claims and contract disputes which may reduce our profits.

We have been and may in future be named as a defendant in legal proceedings where parties may make a claim for damages or other remedies with respect to our projects or other matters. These claims generally arise in the normal course of our business.

We are vulnerable to the cyclical nature of the oil and gas business.

The oil and gas business involves many operating risks that can cause substantial losses. Insurance may not be adequate to protect against all these risks. The oil and gas business involves a variety of operating risks, including:
- fire;
- explosion;
- blow-out;
- uncontrollable flows of oil, gas, or well fluids;
- natural disasters;
- pipe failure;
- casing collapse;
- stuck tools;
- abnormally pressured formations; and
- environmental hazards such as oil spills, gas leaks, pipeline ruptures and discharges of toxic gases.

Our business involves numerous operating hazards.

Our operations are subject to the usual hazards inherent in drilling for oil, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings or fires. The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury or death to rig personnel. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to damage claims by oil and gas companies.

Although we maintain insurance in the areas in which we operate, pollution and environmental risks generally are not fully insurable. Our insurance policies and contractual rights to indemnity may not adequately cover our losses, and we do not have insurance coverage or rights to indemnity for all risks. If a significant accident or other event occurs and is not fully covered by insurance or contractual indemnity, it could adversely affect our financial position and results of operations.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties.

Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of the prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. A write-down constitutes a non-cash charge to earnings. We may incur impairment charges in the future, which could have material adverse effect on our results of operations in the periods taken. Our international operations involve additional risks not associated with domestic operations.

We primarily operate in Russia and any change in any law or policy by the government could have a negative impact on our operations

While there have been improvements in the Russian economic situation, such as an increase in gross domestic product and a reduced rate of inflation, Russia continues economic reforms and development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government. In addition, laws and regulations, including interpretations, enforcement and judicial processes, continue to evolve in Russia. Other laws and regulations and certain other restrictions have a significant effect on the Company's industry, including, but not limited to the following issues:

-	rights to use subsurface resources,
-	environmental matters,
-	site restoration,
-	transportation and export,
-	corporate governance,
-	taxation, etc.

Any shift in any policy or law by the Russian government or courts may negatively impact our results of operations.

The tax laws in Russia provide the government with flexibility in levying taxes which could result in additional taxes having an adverse effect on the Company’s financial condition and result of operations.

The taxation system in the Russian Federation is relatively new and is characterized by frequent changes in legislation, official pronouncements and court decisions, which are often unclear, contradictory and subject to varying interpretation by different tax authorities. Taxes are subject to review and investigation by a number of authorities, which have the authority to impose severe fines, penalties and interest charges. A tax year remains open for review by the tax authorities during the three subsequent calendar years.

Russian transfer pricing rules were introduced in 1999, giving Russian tax authorities the right to make transfer pricing adjustments and impose additional tax liabilities in respect of all “controlled” transactions, provided that the transaction price deviates from the market price by more than 20%. Controlled transactions include transactions between related entities and certain other types of transactions between independent parties, such as foreign trade transactions with significant (by more than 20%) price fluctuations.

The Russian transfer pricing rules are vaguely drafted, leaving wide scope for interpretation by Russian tax authorities and courts. Due to the uncertainties in interpretation of transfer pricing legislation, the tax authorities may challenge the Company’s prices and propose an adjustment. If such price adjustments are upheld by the Russian courts and implemented, the Company’s future financial results could be adversely affected. In addition, the Company could face significant losses associated with the assessment of prior tax underpaid and related interest and penalties, which could have an adverse effect on the Company’s financial condition and results of operations.

Fluctuations in exchange rates could result in losses to us.

Another risk inherent in our international operations is the possibility of currency exchange losses where revenues are received and expenses are paid in nonconvertible currencies. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation.

We depend upon key personnel and need additional personnel.

Our success depends on the continuing services of Anton Prodanovic, Alexey Goleshev, Bosko Popovic and Aslanbi Kodzokov, our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Secretary, respectively.  The loss of any of these individuals could have a material and adverse effect on our business operations.

Additionally, the success of the Company’s operations will largely depend upon its ability to successfully attract and maintain competent and qualified key management personnel. As with any company with limited resources, there can be no guaranty that the Company will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for the Company.  Our inability to attract and retain key personnel may materially and adversely affect our business operations.

We may engage in acquisitions, which will consume resources and may be unsuccessful or unprofitable.

We have pursued, and we intend to continue to pursue, a strategy of other oil and gas reserves that fit within our business model.  However, acquisitions are not always successful or profitable.  Any future acquisitions could expose us to risks, including risks associated with assimilating new operations and personnel; diversion of resources from our existing businesses; inability to generate revenues sufficient to offset associated acquisition costs; and risks associated with the maintenance of uniform standards, controls, procedures and policies.  Acquisitions may also result in additional expenses from amortizing acquired intangible assets.  If we attempt an acquisition and are unsuccessful in its completion, we will likely incur significant expenses without any benefit to our company.  If we are successful in completing an acquisition, the risks and other problems we face may ultimately make the acquisition unprofitable.  Failed acquisition transactions and underperforming completed acquisitions would burden us with significant costs without any corresponding benefits to us, which could cause our stock price to decrease, perhaps significantly.

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

We have not voluntary implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflict of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. While we intend to adopt certain corporate governance measures such as a code of ethics and established an audit committee, Nominating and Corporate Governance Committee, and Compensation Committee of our board of directors, we presently do not have any independent directors. We intend to expand our board membership in future periods to include independent directors. It is possible that if we were to have independent directors on our board, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by our sole director who has an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of both corporate governance measures and independent directors in formulating their investment decisions.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring smaller reporting companies, such as our company, to include a report of management on the company's internal controls over financial reporting in their annual reports for fiscal years ending on or after December 15, 2007. We did not include a management report or an attestation report of our independent registered public accounting firm regarding internal control over financial reporting for the year ended December 31, 2007 pursuant to temporary rules of the Securities and Exchange Commission that do not require us to provide the management's report or attestation report in that annual report. We will be required to include the management report in the annual report for the year ending December 31, 2008. In addition, for our fiscal year ending December 31, 2008 the independent registered public accounting firm auditing our financial statements must also attest to and report on management's assessment of the effectiveness of our internal controls over financial reporting as well as the operating effectiveness of our internal controls. In the event we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain financing as needed could suffer.

There is no public market for our common stock and our shares of common stock are subject to significant restrictions on their transferability.

There is currently no developed public market for the shares of our common stock. While we intend to seek a broker dealer who will file an application with the OTC Bulletin Board and make a market in our securities, there is no assurance that a broker dealer will be interested in making a market in our stock or that an active market in our stock will ever develop. In addition, all the shares of common stock have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction. As a result, such securities can be transferred without registration under the Securities Act or, if applicable, the securities laws of any state or other jurisdiction only if such registration is not then required because of an applicable exemption therefrom. Compliance with the criteria for securing exemptions under the Securities Act and the securities laws of various states is extremely complex. While we have no requirement to register the shares of our common stock under the Securities Act so as to permit the public resale thereof, we intend to file a registration statement under the Securities Act with the Securities and Exchange Commission in order to register the resale of shares of our Common Stock. Accordingly, an investment in our company is suitable only for persons who have no need for liquidity in the investment, and can afford to hold unregistered securities for an indefinite period of time.

If a public market for our common stock develops, trading will be limited under the SEC’s penny stock regulations, which will adversely affect the liquidity of our common stock.

The trading price of our common stock is less than $5.00 per share and, as a result, our common stock is considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. Generally, the broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. An active and liquid market in our common stock may never develop due to these factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Forward Looking Statements

Some of the statements contained in this Form 8-K that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 8-K, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

•	Our ability to raise capital when needed and on acceptable terms and conditions;

•	The intensity of competition;

•	General economic conditions; and

•	Changes in regulations

All written and oral forward-looking statements made in connection with this Form 8-K that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Our Management’s Discussion and Analysis should be read in conjunction with our financial statements included herein.

Overview

We are an independent energy company engaged primarily in the development, production and marketing of oil and natural gas in the Russian Federation through our majority-owned subsidiary. Our current operations are focused on the North-Kopanskoye Oilfield in the Volga-Urals basin in the Russian Federation.  We control approximately 3,213 acres in the Field, thanks to our acquisition of 51% of KARBON, the operating company that holds the license for exploration and development of the Field.

The independent petroleum engineering firm DeGolyer and MacNaughton of Dallas, Texas, evaluated 100% of the properties and issued an appraisal report dated November 27, 2007 on oil and gas reserve estimates as of December 31, 2006, summarized in the table below.

Reserve Category	Oil (MMBbl)	Gas (Bcf)

Proved Developed	0.064	0.177
Proved Undeveloped	8.029	45.060

Total Proved	8.093	45.237

Reserve Category	Oil (MMBbl)	Gas (Bcf)
Probable*	21.56	9.96
Possible*	1.21	3.00

* Probable and possible reserves have not been risk adjusted to make them comparable to proved reserves.

Definition - Reserves

Reserves are those quantities of crude oil, natural gas, and natural gas liquids that are anticipated to be commercially recovered from known accumulations from a given date forward. Reserve estimates involve varying degrees of uncertainty, depending largely on the amount of reliable geological and engineering data available at the time of the estimate and the interpretation of the data. The relative degree of uncertainty can be conveyed by broadly placing reserves into one of two categories -- proved or unproved. Two basic methods are commonly used by industry to prepare reserve estimates -- the deterministic and probabilistic methods. The deterministic method yields a single best estimate of reserves based on known geological, engineering and economic data. The probabilistic method uses known geological, engineering and economic data to generate a range of estimated reserve quantities and their associated probabilities. Each reserve classification gives an indication of the probability of recovery.

Definition - Proved Reserves

Proved reserves are those quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves include proved developed producing reserves and proved developed behind-pipe reserves. Proved developed producing reserves are only those reserves expected to be recovered from existing completion intervals in existing wells. Proved developed behind-pipe reserves are those reserves expected to be recovered from existing wells where a relatively minor capital expenditure is required for recompletion. Proved undeveloped reserves are those reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Definition - Unproved Reserves

Unproved reserves are considered less certain to be recovered than proved reserves. Estimates of unproved reserves are based on geologic and/or engineering data similar to that used to estimate proved reserves, but technical, contractual, economic considerations and/or SEC, state or other regulations preclude such reserves from being classified as proved. Unproved reserves may be further sub-classified as probable and possible to denote progressively increasing uncertainty of recoverability.
Importantly, estimation of unproved reserves may assume future economic conditions different than those prevailing at the time of the estimate. The effect of possible future improvements in economic conditions and technological developments can be expressed by allocating appropriate quantities of reserves to the probable and possible classifications.

Definition - Probable Reserves

Probable reserves are estimates of unproved reserves which analysis of geological and engineering data suggests are more likely than not to be recoverable. For estimates of probable reserves based on probabilistic methods, there should be at least a 50% probability that the quantities of reserves actually recoverable will equal or exceed the sum of the estimated proved plus probable reserves.

Probable reserves may include:

1. reserves in formations known to be productive where SEC regulations limit recognition of proved reserves to direct-offset locations one legal spacing-unit away from a producing well;

2. reserves anticipated to be proved by normal step-out drilling where subsurface control is currently inadequate to classify these reserves as proved;

3. reserves in formations that appear to be productive based on well-log characteristics but lack core data or other definitive tests to indicate productive potential and which are not analogous to producing or proved reserves in the area;

4. incremental reserves attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate;

5. reserves attributable to improved recovery methods that have been established by repeated commercially successful applications where:

a. a project or pilot is planned but not in operation; and

b. rock, fluid and reservoir characteristics appear favorable for commercial application;

6. reserves in an area of the formation that appears to be separated from the proved area by faulting and where geologic interpretation indicates that the area is structurally higher than the proved area;

7. reserves attributable to future workover, treatment, re-treatment, change of equipment, or other mechanical procedures, where such mechanical procedure has not been proved successful in wells which exhibit similar behavior in analogous reservoirs; and/or

8. incremental reserves in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more reserves are present than can be classified as proved.

Definition - Possible Reserves

Possible reserves are estimates of unproved reserves which analysis of geological and engineering data suggests are less likely to be recovered than probable reserves. For estimates of possible reserves based on probabilistic methods, there should be at least a 10% probability that the quantities of reserves actually recovered will equal or exceed the sum of the estimated proved plus probable plus possible reserves.

Possible reserves may include:

1. reserves which, based on geological interpretations, could possibly extend beyond areas classified as probable;

2. reserves in formations that appear to be petroleum bearing based on log and core analysis but may not be productive at commercial rates;

3. incremental reserves attributed to infill drilling that are subject to technical uncertainty;

4. reserves attributed to improved recovery methods where:

a. a project or pilot is planned but not in operation; and

b. rock, fluid and reservoir characteristics are such that there is a reasonable doubt that the project will be commercial; and/or

5. reserves in an area of the formation that appears to be separated from the proved area by faulting and where geological interpretation indicates the area is structurally lower than the proved area.

As of December 31, 2006 we had estimated proved reserves of 8.1 MMBbl of oil and 45.2 Bcf of natural gas, or a total of 15.6 MMBble or 93.8 Bcfe, with a PV-10 value of $37,8 million. Of the total proved reserves, 9.3% was proved developed oil and 8.7% was proved developed natural gas.

We intend economically to grow reserves and production, primarily by: (1) major workover of four of the six existing wells and drilling of three new development wells in 2009 (one in the Artinsky-1 Reservoir and two in the Bashkirian A-4 Reservoir); (2) acquiring under-valued properties with reasonable risk-reward potential and by participating in or actively conducting drilling operations in order to further exploit the existing properties; (3) seeking high-quality exploration and development projects with potential for providing operated, long-term drilling inventories; and (4) selectively pursuing strategic acquisitions that may expand or complement our existing operations.

Financial highlights for the year ended December 31, 2007 include the following:

•	Improvement in current ratio (defined as current assets divided by current liabilities) of 0.07 to 1.00 at December 31, 2007 as compared to 0.03 to 1.00 at December 31, 2006;

•	Discounted value of proved reserves was down by 36%; value falling from $37.8 million at the prior year end to $27.8 million at December 31, 2007;

•	Profitable operations resulting in net income of $0.5 million;

•	Debt outstanding was up 10%, value climbed from $2.9 million at the prior year end to $3.2 million at December 31, 2007;

•	Capital expenditures of $0.2 million for finalized development drilling of Well # 130bis;

•	Increased depreciation, depletion and amortization rate per unit as a result of capital expenditures related to oil and gas properties at the end of 2006 and 2007.

•	General and administrative expenses were down by 70%, value falling from $0.144 million at the prior year end to $0.048 million at December 31, 2007;

•	Marketing and transportation expenses were down by 28%, value falling from $0.283 million at the prior year end to $0.205 million at December 31, 2007.

KARBON’s operating results for the years ended December 31, 2007 and 2006 are as follows (in US Dollars):

	For year ended December 31,
	2007	2006

Oil revenue - domestic	$779,174	$809,268

Oil production expense - domestic	$(451,355)	$(320,629)
Mineral extraction tax	$(258,769)	$(354,866)
Depreciation, depletion and amortization	$(348,940)	$(321,498)
Taxes other than income taxes	$(28,807)	$(41,534)
Loss on sales support equipment	$-	$(5,876)
Marketing and transportation expenses	$(204,797)	$(283,131)
General and administrative expenses	$(43,975)	$(144,610)
Currency translation gain	$23,764	$47,432
Interest expense	$(53,272)	$(45,986)
Benefit for Income Taxes	$1,064,973	$115,010
Net Income/(Loss)	$477,995	$(546,421)

Basic Net Income/(Loss) Per share of common stock	$0.80	$(0.91)
Diluted Income/(Loss) Per share of common stock	$0.80	$(0.91)

Balance Sheet Summary (in US Dollars)

	As of December 31,
	2007	2006
ASSETS
Current ratio (1)	0.07 to 1	0.03 to 1
Working capital (2)	$(2,965,074)	$(2,359,244)
Cash and cash equivalents	$162	$12,317
Total debt	$3,196,468	$2,861,800
Stockholders` Equity	$2,476,292	$1,836,344
Total Liabilities to Equity	1.91 to 1	2.92 to 1

(1) Current ratio is calculated as current assets divided by current liabilities.
(2) Working capital is the difference between current assets and current liabilities.

The following summarizes our operational highlights during 2007:

KARBON’s oil operations consist of its development and production efforts in the Russian Federation. The following table sets forth its domestic oil operating results for 2007 and 2006 years ended December 31, 2007 (in US Dollars):

	For year ended December 31,
	2007	2006

Oil revenue	$779,174	$809,268

Net Oil sold (Bbls)	$27,173	$33,398
Average price of oil sold (per bbl)	$28.67	$24.23
Average production and transportation cost (per bbl)	$33.67	$28.70

During 2007, KARBON’s domestic oil revenues were down by 3.7%, due to decreased oil production by 19.3% and increase of selling price by 18.3%.

KARBON’s domestic oil operating expenses increased 7.2%, falling from $1.5 million in 2006 to $1.3 million in 2007. The decrease in workover activity in KARBON’s field is the primary reason for the overall decrease in the operating expenses. Rising oilfield costs and lower production during 2007 resulted in higher costs per bbl, however.

The exploration for, and the acquisition, development, production, and sale of, natural gas and crude oil is highly competitive and capital intensive. As in any commodity business, the market price of the commodity produced and the costs associated with finding, acquiring, extracting, and financing the operation are critical to profitability and long-term value creation for stockholders. Generating reserve and production growth while containing costs represents an ongoing focus for management and is made particularly important in our business by the natural production and reserve decline associated with oil and gas properties. In addition to developing new reserves, we compete to acquire additional reserves, which involve judgments regarding recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities, title issues and other factors.

Since December 31, 2007 there has been no significant material developments.

Results of Operations for nine months period ended September 30, 2008 compared to nine months period ended September 30, 2007

We had net loss from continuing operations for the nine months period ended September 30, 2008 of $0.77 million compared to a net income of $0.65 million for the same period in 2007. Factors contributing to the $1.42 million decrease in net income from the nine months period ended September 30, 2008 to the same period in 2007 included the following:

Oil production net to our interest for the nine months period ended September 30, 2008 was 16,743 Bbls resulting in $732,292 in oil sales, at an average wellhead price of $47.05 per Bbls. For the nine months period ended September 30, 2007 our net production was 21,052 Bbls resulting in $574,281 worth of oil sales, at an average wellhead price of $28.75. The 20.5% drop in production volumes resulted from decrease of oil output by Well 131.

Our marketing and transportation expenses and production taxes (mineral extraction tax) for the nine months period ended September 30, 2008 increased to $275,888 (43% over 2006) and $331,419 (67% over 2006), respectively.

General and administrative expenses decreased from $38,080 for the nine months period ended September 30, 2007 to $252,063 for the nine months period ended September 30, 2008, due largely to:

•
A increase in provision for claim of approximately $Nil (in 9m period of 2007) due to approximately $100,741 (in 9m period of 2008) due to litigating with Tintrade Limited, a lender of the Company, with regard to repayment of a $300,000 loan that matured in June 2003 and payment of penalties and of court fees.

An increase in fines and penalty charges from approximately $ 912 (in 9m period of 2007) to $58,190 (in 9m period of 2008) was seen due to worsening economic conditions.

•	An increase in provision for inventory valuation expense from $ 21,671 (in 9m period of 2007) to approximately $41,191 (in 9m period of 2008) resulted from a drop in net realizable value of crude oil.

An increase in audit, legal, advisory and information expenses from approximately $ 4,661 (in 9m period of 2007) to approximately $34,925 (in 9m period of 2008) was due to the Company’s appointed auditors and advisers charging increased professional fees associated with pre-transaction commercial and pre-disposal due diligence exercises.

Depletion and depreciation expense increased from $258,895 in 2006 to $303,845 in 2007 due to the lower oil production volumes in 2008 compared to 2007.

Benefit for Income Taxes decrease from $1,068,640 for the nine months period ended September 30, 2007 to $5,391 for the nine months period ended September 30, 2008 due settlement  in 2007 of deferred tax liability brought down from the previous period.

Results of Operations 2007 Compared to 2006

We had net income from continuing operations for the year ended December 31, 2007 of $0.5 million compared to a net loss of $0.5 million for the same period in 2006. Factors contributing to the $1.0 million increase in net income from 2006 to 2007 included the following:

Oil production net of our interest in 2007 was 27,173 Bbls resulting in $779,174 worth of oil sales, at an average wellhead price of $28.67 per Bbls for the year. In 2006 our net production was 33,398 Bbls resulting in $809,268 worth of oil sales, at an average wellhead price of $24.23. The 19.3% decrease in production volumes resulted from abandonment of oil production from Well 130 due to operating necessity of workover activities.

Our marketing and transportation expenses and production taxes (mineral extraction tax) for 2007 decreased to $204,797 (28% over 2006) and $258,769 (27% over 2006), respectively.

General and administrative expenses decreased from $144,610 for the year ended December 31, 2006 to $43,975 for the year ended December 31, 2007, due largely to:

•
A decrease in fines and penalties expense of approximately $ 43,712 due to approximately $2,867 as a result of financial discipline in settlements of accounts payable owed to most vendors of the Company, coupled with increased discipline in settlement of tax liabilities and following the proper environmental compliance performance;

A decrease in bad debt allowance expense of approximately $ 21,317 due to approximately $Nil as a result of prepaid offtake introduced as a trading condition;

•	A decrease in provision for inventory valuation expense of approximately $ 48,849 due to approximately $21,671 as a result of decrease in markup “spread” (between sales and cost of sales points).

Depletion and depreciation expense increased from $321,498 in 2006 to $348,940 in 2007 due to capital expenditures related to oil and gas properties at the end of 2006 and 2007.

Benefit for Income Taxes increase from $115,010 in 2006 to $1,064,973 in 2007 due settlement of deferred tax liability brought down from the previous period.

Outlook for 2009

The following summarizes our goals and objectives for 2009:

•	Rework the existing four wells to increase production to 380 barrels of crude oil per day from the properties in which we own interests at December 31, 2008.

•	Continue to develop the North-Kopanskoye acreage by drilling and completing three production wells – for an expected additional production of 690 barrels per day.

•	Pursue additional operated oil and gas asset and project acquisitions.

•	Maintain liquidity through increases in cash flow provided by operations and our senior credit facility borrowing base.

•	Continue to build our operating staff and related capabilities.

Liquidity and Capital Resources

Historically, our primary sources of liquidity have been cash provided by key shareholders. In the past, these sources have been sufficient to meet the needs of the business. As a result of our developmental drilling program progress, we expect that cash flow from operating activities will also contribute to our cash requirements during 2009 and for the foreseeable future thereafter. We can give no assurances that the historical sources of liquidity and capital resources, or cash flow from operating activities, will be available for future development projects, and we may be required to seek additional or alternative financing sources. Product prices and volumes, as well as the timely collection of receivables and the availability of oil field services and supplies such as pipe and compression equipment are all expected to have a significant influence on our future net cash provided by operating activities. Additionally, our future growth will be dependent upon the success and timing of our exploration and production activities, new project development, efficient operation of our facilities and our ability to obtain financing at favorable terms.

Depending on the timing and amount of future projects, as well as the amount of the increase we receive in our borrowing base related to the reserves we intend to purchase, we may be required to seek additional sources of capital. While we believe that we would be able to secure additional financing if required, we can provide no assurance that we will be able to do so or as to the terms of any additional financing.

Credit Facility

Presently we have no revolving Credit Facility established, but may do so in the future. The borrowing base for such a Credit Facility at any time will be the loan value assigned to the proved reserves attributable to our direct or indirect oil and gas interests. The borrowing base will be re-determined on a semi-annual basis, based upon an engineering report delivered by us from an approved petroleum engineer. The Credit Facility is to be available for working capital requirements, capital expenditures, acquisitions, general corporate purposes and to support letters of credit.

Cash Flows and Capital Expenditures

Our capital budget for 2009 is currently estimated at $19.3 million for the planned drilling of four new wells and undertaking workover and maintenance operations for three wells in the North Kopanskoye Field and $8.5 millions for the oil field construction of surface facilities. Our planned 2009 development and exploration expenses could also increase if any of the operations associated with our properties experience cost overruns.

Our primary capital needs for the two years, as of September 30, 2008 and December 31, 2007 were:

	For year ended December 31,
(in thousands)	2007	2006

Property acquisition costs	$230	$2,373
Exploration	-	-
Development	-	-
Total	$230	$2,373

Operating Activities

During the year ended December 31, 2007, we used $ 0.6 million of net cash for operating activities.

During the year ended December 31, 2006, some $0.1 million was provided by our operating activities.

Investing Activities

To date we have not been involved in any investing activity, other than our drilling and completion programs in the North-Kopanskoye Field.

Financing Activities

On January 24, 2007, we increased authorized share capital and completed a rights issue with a total of 600,000 shares outstanding, at a price of $ 3.75 per share distributed to the existing shareholders.

During the year ended December 31, 2007 some $0.96 million was provided by related party as interest-free loans.

During the year ended December 31, 2006 some $0.33 million was provided by related party as interest free loans.

Contractual Obligations

Presently we have no Company hedging policy in place.  Collared hedges have the effect of providing a protective floor while allowing us to share in upward pricing movements to a fixed point. Consequently, while these hedges are designed to decrease our exposure to price decreases, they also have the effect of limiting the benefit of price increases beyond the ceiling. As we need, we may pursue hedging to protect a portion of our production against future pricing fluctuations, or enter into derivative contracts to decrease exposure to commodity price volatility.

Income Taxes, Net Operating Losses and Tax Credits

At December 31, 2007, we had no net operating loss carryforwards, for federal income tax purposes.

Deferred tax assets and liabilities are measured using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets are recognized to the extent it is more likely than not that future taxable profit will be available against which the temporary differences can be applied. Deferred tax is calculated using the tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and that are expected to apply when the deferred tax asset concerned is realized or the deferred tax liability is settled.

Operations in the Russian Federation are subject to Federal and city income tax rates that total 9.5% and a regional income tax rate that varies from 10.5% to 14.5% at the discretion of the individual regional administration. The combined statutory tax rate in the Russian Federation is 24% until December 31, 2008. Since January 01, 2009 the combined statutory tax rate in the Russian Federation is 20%.

Off-Balance Sheet Arrangements

We do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships. Such entities are often referred to as structured finance or special purpose entities (“SPEs”) or variable interest entities (“VIEs”). SPEs and VIEs can be established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We were not involved in any unconsolidated SPEs or VIEs at any time during any of the periods presented in this Form Super 8-K.

From time to time, we enter into contracts that might be construed as off-balance sheet obligations but are normal in the day-to-day course of business in the oil and gas industry. Those contracts could include the contracts discussed directly above under Contractual Obligations. We do not believe we will be affected by these contracts materially differently than other similar companies in the energy industry.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements, included in Item 8 of this Annual Report on Form 10-K. In the following discussion, we have identified the accounting estimates which we consider as the most critical to aid in fully understanding and evaluating our reported financial results. Estimates regarding matters that are inherently uncertain require difficult, subjective or complex judgments on the part of our management. We analyze our estimates, including those related to oil and gas reserves, oil and gas properties, income taxes, contingencies and litigation, and base our estimates on historical experience and various other assumptions that we believe reasonable under the circumstances. Actual results may differ from these estimates.

Successful Efforts Method of Accounting

We account for our natural gas and crude oil exploration and development activities utilizing the successful efforts method of accounting. Under this method, costs of productive exploratory wells, development dry holes and productive wells, and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological and geophysical expenses, and delay rentals for oil and gas leases are charged to expense as incurred. Exploratory drilling costs are initially capitalized but charged to expense if and when the well is determined not to have found reserves in commercial quantities. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate. A gain or loss is recognized for all other sales of producing properties.

The application of the successful efforts method of accounting requires managerial judgment to determine the proper classification of wells designated as developmental or exploratory which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze and the determination that commercial reserves have been discovered requires both judgment and industry experience. Wells may be completed that are assumed to be productive and actually deliver oil and gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. Wells are drilled which have targeted geologic structures which are both developmental and exploratory in nature and an allocation of costs is required to properly account for the results. The evaluation of oil and gas leasehold acquisition costs may require managerial judgment to estimate the fair value of these costs with reference to drilling activity in a given area. Drilling activities in an area by other companies may also effectively condemn leasehold positions.

The successful efforts method of accounting can have a significant impact on the operational results reported when we are entering a new exploratory area in hopes of finding an oil and gas field that will be the focus of future development drilling activity. The initial exploratory wells may be unsuccessful and will be expensed.

Reserve Estimates

Estimates of oil and gas reserves, by necessity, are projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing future oil and natural gas prices, future operating costs, severance taxes, development costs and workover costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected there from may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves, which could affect the carrying value of oil and gas properties and/or the rate of depletion of the oil and gas properties. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

Impairment of Oil and Gas Properties

We review the carrying values of our long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, generally on a field-by-field basis. The fair value of impaired assets is determined based on quoted market prices in active markets, if available, or upon the present values of expected future cash flows using discount rates commensurate with the risks involved in the asset group. The long-lived assets of the Company, which are subject to periodic evaluation, consist primarily of oil and gas properties and undeveloped leaseholds.

Stock-Based Compensation

Stock and stock-based grants are charged to earnings over the period services are provided, which is generally equivalent to the vesting period.

We accrue for anticipated vesting of stock grants in interim reporting periods based upon our best estimates at the time of the interim period of the conditions and criteria under which the options will vest. These conditions and criteria include service through the vesting date, announced future terminations, performance criteria based upon most recent forecasts and market conditions where appropriate. The estimates used are subjective and based upon management’s judgment and may change over time as experience emerges. Changes to the interim accruals due to changes in the estimates of the conditions and criteria are recorded in the period in which the estimate changes occur.

Asset Retirement Obligations

Legal obligations associated with the retirement of long-lived assets result from the acquisition, construction, development and normal use of the asset. The Company’s asset retirement obligations relate primarily to the retirement of oil and gas properties and related production facilities, lines and other equipment used in the field operations. The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The estimated fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled.

Recently Adopted Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109” (“FIN 48”). The interpretation creates a single model to address accounting for uncertainty in tax positions. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition of certain tax positions.

The Company adopted the provisions of FIN 48 effective January 1, 2007. The adoption of this accounting principle did not have an effect on the Company’s financial statements as of December 31, 2008.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. This standard requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy. SFAS No. 157 does not require any new fair value measurements, but will remove inconsistencies in fair value measurements between various accounting pronouncements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years (fiscal 2008 for the Company). The adoption of SFAS No. 157 is not expected to have a material effect of the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”) which permits an entity to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option (by instrument) will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (fiscal 2008 for the Company). The adoption of SFAS No. 159 is not expected to have a material effect of the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”), which replaces FASB Statement No. 141. SFAS No. 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS No. 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008 (fiscal 2009 for the Company). The Company is in the process of evaluating the impacts, if any, of adopting this pronouncement.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statement, an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008 (fiscal 2009 for the Company). The Company is in the process of evaluating the impacts, if any, of adopting this pronouncement.

MANAGEMENT

Executive Officers and Directors

Below are the names and certain information regarding Premier’s executive officers and directors following the acquisition of Premier.

Name	Age	Position
Dr. Anton Prodanovic	63	Chief Executive Officer and Director
Michael Yuster	51	President and Director
Alexey Goleshev	37	Chief Financial Officer and Director
Bosko Popovic	46	Chief Operating Officer and Director
Aslanbi Kodzokov	42	Secretary and Director

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at its annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Dr. Anton Prodanovic, our Chief Executive Officer and a director of the Company, has been focused on the evaluation, planning, permitting, contracting, construction and management of various energy projects. From 2000 until joining our company, Dr. Prodanovic has served as a consultant to various oil and gas projects, renewable energy sources and emerging alternative fuel projects. Between 1984 and 2000, Dr. Prodanovic served in various capacities with Mobil Corporation as an officer or senior executive with various divisions and projects within Mobil Corporation, and from 1976 until 1984 he was a Senior Research Associate with Exxon Production Research Co., a division of Exxon Corporation. Dr. Prodanovic is a member of the American Society of Civil Engineers and the American Society of Mechanical Engineers. He was co-founder or organizer of Offshore Mechanics & Arctic Engineering, Polar Offshore Arctic Conferences, Offshore Technology Conferences and Russian Arctic Offshore Conferences. A Fulbright scholar (1973), Dr. Prodanovic also served as Assistant Professor at the University of Sarajevo, Yugoslavia and was a Research Assistant at Rice University. Dr. Prodanovic holds a Ph.D. in Structural Engineering from Rice University, an M.A. in International Business from the University of Texas and a B.S. in Civil Engineering from the University of Sarajevo.

Michael Yuster, our President and a director, has served as principal executive officer and sole director of ZRV Consulting Inc., West Orange, New Jersey, which provides consulting services to various commercial companies and businesses since June 11, 2008. Between March 2001 and April 1, 2007, Mr. Yuster was Vice President of Medical Adult Daycare Center and Always Care Adult Center Inc., Old Bridge, New Jersey. Between 1996 and 2001, Mr. Yuster was Director of Operations for Available Care Inc., Medical Transportation Company and Ambulance and Invalid Coach, Milltown, New Jersey.

Alexey Goleshev, our Chief Financial Officer and a director, has served as Vice President of National Republic Bank (Russia) since June 2003 where has been responsible for planning of oil and gas project financing.  From November 1998 through June 2001, Mr. Goleshev has served as the President of Codexbank.  Mr. Goleshev holds a MBA from the Pacific Coast University.

Bosko Popovic, our Chief Operating Officer and a director, has served as a Director of a Representation Office for Auxerre Trading Ltd, a significant shareholder of the Company, since October 2005 where he has monitored and controlled assets in Russia and traded crude oil and products.  From July 2003 through September 2005, Mr. Popovic served as Director of the Moscow office where he was responsible for processing and supplying crude oil.  Mr. Popovic holds an engineering degree from the University of Belgrade.

Aslanbi Kodzokov, our Secretary and a director, has since 2006, served as the Deputy General Director for the Legal Department of OOO Rossgaz and the Director of the Legal Department for OAO Hydrometalurg from 2002 to 2006.  From 2000 to 2002, Mr. Kodzokov served as the General Director of Moscow Institute of Economy and Law.  Mr. Kodzokov earned an economics degree from the Government University of Kabardino-Balkaria and a law degree from the Moscow Institute of Economy and Law.

Executive Compensation

Neither Karbon nor Premier have paid their executive officers any compensation during the last two fiscal years.

Employment Agreements

On October 16, 2008 we entered into an employment agreement with Dr. Prodanovic. Under the terms of this 24 month agreement, he will serve as Chief Executive Officer. In addition, during the term of the agreement we agreed to cause him to be successively nominated for election to the Board of Directors. As compensation, we agreed to pay Dr. Prodanovic an annual base salary of $100,000, which such base is subject to annual merit review and increase as deemed appropriate by the Board, together with bonus compensation in amounts as may be determined by the Board. We have agreed to grant Dr. Prodanovic options to purchase 200,000 of our common stock at an exercise price equal to fair market value on the date of grant. He is also entitled to participate in such benefit packages as we provide to similarly situated employees, four weeks paid vacation and 10 paid holidays. The agreement contains customary provisions related to non-compete, confidentiality, non-solicitation and invention assignment.

The agreement may be terminated by us for cause as set forth in the agreement, by us without cause, or by Dr. Prodanovic under certain circumstances. If we terminate the agreement for cause, he is not entitled to any severance benefits. If we should terminate the agreement without cause, we are obligated to pay Dr. Prodanovic an amount equal to his monthly base salary for the greater of 24 months or until he is hired in a new position which is consistent with his experience and stature. If such new position pays less than his then current base salary we are obligated to pay the difference for the balance of the 24 month severance period. If his employment in the new position should terminate prior to the expiration of the 24 month severance period, we are obligated to pay his monthly base salary during the remaining period. In the event we should fail to appoint Dr. Prodanovic Chief Executive Officer and a member of our Board of Directors in any successive periods during the term of the agreement, should we fail to compensate him pursuant to the terms of the agreement, or if there is a material breach of the agreement, Dr. Prodanovic is entitled to terminate the agreement and we shall be obligated to pay him the same severance benefits had we terminated the agreement without cause.

We have entered two year employment agreements with each of Alexey Goleshev, Bosko Popovic and Aslanbi Kodzokov providing annual salaries of $50,000.
Outstanding Equity Awards at Fiscal Year-End

The Company’s Named Executive Officers did not hold unexercised options or any other stock awards as of the end of our third quarter and year ended September 30, 2008 and December 31, 2007, respectively.   As such, the table has been omitted.

Director Compensation and Committees

We presently are considering to pay compensation to our directors for acting in such capacity, including the grant of shares of common stock or options and reimbursement for reasonable out-of-pocket expenses in attending meetings.

We intend to appoint an audit committee.  Accordingly, we will designate a director as an "audit committee financial expert", as that term is defined in the rules of the Securities and Exchange Commission.

The Board of Directors does not have a standing nominating committee.  Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors in accordance with our bylaws and Florida law.

Meetings may be held from time to time to consider matters for which approval of our Board of Directors is desirable or is required by law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 30, 2009, we entered into a Share Exchange Agreement with Auxerre Trading Ltd., a British Virgin Islands Company (“Auxerre”) pursuant to which we acquired 51% of the outstanding securities of Karbon in exchange for 107,406,000 shares of our common stock (the “Karbon Acquisition”).  Bosko Popovic, an executive officer and director of the Company, is an employee of Auxerre.

On January 30, 2009, prior to the Karbon Acquisition, ZRV Consulting Inc., the former majority shareholder of Premier, returned 107,406,000 shares of common stock of Premier for cancellation.   Michael Yuster, a director and officer of the Company, is the sole owner and director of ZRV Consulting, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 30, 2009 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Premier’s executive officers and directors; and (iii) Premier’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Dr. Anton Prodanovic *	0	**
Michael Yuster *(3)	54,594,000	25.9%
Alexey Goleshev *	0	**
Bosko Popovic *	0	**
Aslanbi Kodzokov *	0	**

Auxerre Trading Ltd.	107,406,000	51.0%

All officers and directors as a group (5 persons)	54,594,000	25.9%
*Executive officer and/or director of Premier.
** Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Premier Energy Corp., 14785 Preston Road, Suite 550, Dallas, Texas 75254.

(2)
Applicable percentage ownership is based on 210,600,000 shares of common stock outstanding as of January 30, 2009, together with securities exercisable or convertible into shares of common stock within 60 days of January 30, 2009 for each stockholder.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock that are currently exercisable or exercisable within 60 days of January 30, 2009 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Shares are held by ZRV Consulting, Inc. which is wholly owned by Mr. Yuster.

DESCRIPTION OF SECURITIES

Premier’s authorized capital stock consists of 250,000,000 shares of common stock at a par value of $0.0001 per share and 20,000,000 shares of preferred stock at a par value of $0.0001 per share.  As of January 30, 2009, there are 210,600,000 shares of  Premier’s common stock issued and outstanding that are held by approximately 23 stockholders of record and no shares of Preferred Stock issued and outstanding.

Holders of Premier’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of the Premier’s common stock representing a majority of the voting power of Premier’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of Premier’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to Premier’s articles of incorporation.

Holders of Premier’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Premier’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Premier’s common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board trades under the symbol “PNRC.” The following table sets forth, for the periods indicated, the high and low bid prices of our common stock.  These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Bid Prices(1)
	High	Low
Year Ended December 31, 2009
First Quarter (through January 27, 2009)	$0.34	$0.20

Year Ended December 31, 2008
First Quarter	NA	NA
Second Quarter	NA	NA
Third Quarter	$1.50	$0.70
Fourth Quarter	$1.20	$0.20
__________________
(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.nasdaq.com for the periods indicated.

Holders of our Common Stock

As of January 30, 2009, there were approximately 23 stockholders of record of our common stock.  This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

Premier has never declared or paid any cash dividends on its common stock. Premier currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, Premier does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which Premier’s common stock is authorized for issuance as of the fiscal year ended December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	-0-

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Premier’s directors and executive officers are indemnified as provided by the Florida General Corporation law and its Bylaws. These provisions state that the Premier directors may cause Premier to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment.  Such indemnification is at the discretion of Premier’s board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, Premier has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 3.02  Unregistered Sales of Equity Securities.

On January 30, 2009, we entered into a Share Exchange Agreement with Auxerre Trading Ltd., a British Virgin Islands Company pursuant to which we acquired 51% of the outstanding securities of Karbon in exchange for 107,406,000 shares of our common stock.

On January 30, 2009, prior to the Karbon Acquisition, ZRV Consulting, Inc., the former majority shareholder of Premier, returned 107,406,000 shares of common stock of Premier for cancellation.

In addition, pursuant to a retainer agreement entered with for legal services with the Law Offices of Stephen M. Fleming, PLLC (“Fleming”) we issued 100,000 shares of our common stock for services rendered.

This issuance of these above securities is exempt from the registration requirements under Rule 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 as promulgated under Regulation D.

Item 5.01 Changes in Control of Registrant.

See Item 2.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 1.01.

Item 5.06  Change in Shell Company Status.

See Item 2.01

Item 9.01 Financial Statements and Exhibits

Financial Statements of Business Acquired

(a)           Filed herewith are the following:

1.           Audited financial statements of Karbon, CJSC for the fiscal years ended December 31,2007 and 2006.  (EXHIBIT A)

2.           Unaudited financial statements of Karbon, CJSC for the nine months ended September30, 2008 and 2007. (EXHIBIT A)

(b)           Pro Forma Financial Information

Combined unaudited pro forma financial statements as of September 30, 2008 and December 31, 2007. (EXHIBIT B)

(c) Shell Company Transactions

Combined unaudited pro forma financial statements as of September 30, 2008 and December 31, 2007. (EXHIBIT B)

(d)
Exhibits

Exhibit No.	Description
10.1	Share Exchange Agreement dated as of January 30, 2009 by and among Auxerre Trading Ltd., Karbon, CJSC and Premier Energy Corp.

10.2	Employment Agreement between Premier Energy Corp. and Alexey Goleshev

10.3	Employment Agreement between Premier Energy Corp. and Bosko Popovic

10.4	Employment Agreement between Premier Energy Corp. and Aslanbi Kodzokov

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER ENERGY CORP.

Dated: February 2, 2009	By:	/s/ Dr. Anton Prodanovic
Name: Dr. Anton Prodanovic
Title: Chief Executive Officer and Director

EXHIBIT A

KARBON, CJSC

Financial Statements
for the years ended December 31, 2007 and 2006
and nine month periods ended September 30, 2008 and 2007 (unaudited)

Exhibit A-1

KARBON, CJSC

Exhibit A-2

«Audit Firm «FEMIDA-AUDIT», LLC
     • AUDIT    • TAXES    • LAW    • IT
           127051,   Moscow,  Tsvetnoy  Boulevard,  30,  Bld. 1
           Tel.: +7 (495) 785-71-36,  Fax +7 (495) 694-23-62
e-mail: office@femida-audit.com  www: http://www.femida-audit.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and stockholders of
KARBON, CJSC
Orenburg, Russia

We have audited the accompanying balance sheets of KARBON, CJSC as of December 31, 2007 and 2006 and the related statements of operations, stockholders` equity and comprehensive income and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KARBON, CJSC as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant working capital deficit that raise doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Audit Firm “Femida-Audit”, LLC

Audit Firm “Femida-Audit”, LLC

Moscow, Russia
January 29, 2009

Exhibit A-3

KARBON, CJSC
Balance sheets
US Dollars	Note	As of September 30, 2008	As of December 31, 2007	As of September 30, 2007	As of December 31, 2006
ASSETS		unaudited		unaudited
CURRENT ASSETS:
Cash and cash equivalents		$120	$162	$28,148	$12,317
Accounts and notes receivable, net		199,509	291,482	191,578	98,458
Inventories	4	234,143	151,443	170,267	148,465
Prepaid taxes and expenses	5	596,847	640,225	732,932	850,448
Prepaid and other assets	6	25,476	14,830	15,418	282,898
TOTAL CURRENT ASSETS		1,056,095	1,098,142	1,138,344	1,392,586

PROPERTY, PLANT AND EQUIPMENT
Proven Oil and Gas properties (successful efforts), at cost		9,620,493	10,108,778	9,945,453	9,197,027
Less - accumulated depletion, depreciation and amortization		(4,105,308)	(4,037,837)	(3,883,371)	(3,435,916)
Other property, plant and equipment		119,163	124,885	122,867	116,420
Less - accumulated depreciation		(92,512)	(90,091)	(85,555)	(70,168)
NET PROPERTY, PLANT AND EQUIPMENT		5,541,836	6,105,736	6,099,394	5,807,363

TOTAL ASSETS		$6,597,931	$7,203,877	$7,237,738	$7,199,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	7	$326,012	$711,982	$683,295	$828,978
Short-term borrowings	8	3,655,602	3,196,468	3,149,670	2,861,800
Production Taxes payable		161,161	154,767	152,387	61,052
TOTAL CURRENT LIABILITIES		4,142,775	4,063,216	3,985,353	3,751,830

LONG-TERM LIABILITIES:
Deferred income tax liabilities	9	39,164	48,185	43,646	1,089,578
Provision for litigations	10	96,709	-	-	-
Asset retirement obligations	11	644,027	616,185	592,451	522,196
TOTAL LONG-TERM LIABILITIES		779,900	664,370	636,098	1,611,775

STOCKHOLDERS’ EQUITY:
Share capital	12	2,251,569	2,251,569	2,251,569	2,251,569
Additional paid-in capital		5,175,344	5,175,344	5,175,344	5,175,344
Accumulated Deficit		(5,772,562)	(5,005,553)	(4,829,961)	(5,483,548)
Accumulated other comprehensive income		20,905	54,932	19,336	(107,020)
TOTAL STOCKHOLDERS’ EQUITY		1,675,256	2,476,292	2,616,287	1,836,344

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$6,597,931	$7,203,877	$7,237,738	$7,199,949

The accompanying notes are an integral part of these financial statements.

Exhibit A-4

KARBON, CJSC

Statements of operations
US Dollars	Note	For the nine months ended September 30, 2008	For year ended December 31, 2007	For the nine months ended September 30, 2007	For year ended December 31, 2006
Operating revenues:		unaudited		unaudited
Oil and gas production revenue		$732,292	$779,174	$574,281	$809,268
Other revenue		9,485	-	-	-
Total operating revenue		741,777	779,174	574,281	809,268

Operating Expenses:
Oil and gas production expense		(129,464)	(451,355)	(244,034)	(320,629)
Mineral extraction tax		(331,419)	(258,769)	(231,165)	(354,866)
Depreciation, depletion and amortization		(303,845)	(348,940)	(258,895)	(321,498)
Taxes other than income taxes		(72,722)	(28,807)	(30,205)	(41,534)
Loss on sales support equipment		(111,979)	-	-	(5,876)
Marketing and transportation expenses	13	(275,888)	(204,797)	(165,559)	(283,131)
General and administrative expenses	14	(252,063)	(43,975)	(38,080)	(144,610)
Total operating expenses		(1,477,379)	(1,336,644)	(967,938)	(1,472,144)

Loss from operations		(735,602)	(557,470)	(393,657)	(662,876)

Other Income (Expenses):
Currency translation gain		10,393	23,764	18,436	47,432
Interest expense		(47,191)	(53,272)	(39,832)	(45,986)
Loss before Income Taxes		(772,400)	(586,977)	(415,053)	(661,431)

Benefit for Income Taxes	9	5,391	1,064,973	1,068,640	115,010

NET INCOME/(LOSS)		$(767,009)	$477,995	$653,587	$(546,421)

Per share of common stock (US dollars):
Basic		(1.28)	0.80	1.09	(0.91)
Diluted		(1.28)	0.80	1.09	(0.91)

The accompanying notes are an integral part of these financial statements.

Exhibit A-5

KARBON, CJSC
Statements of changes in stockholders’ equity and comprehensive income
US Dollars	Сompre-hensive income/ (loss)	Share capital		Additional paid-in capital	Accumulated Deficit	Accumulated other comprehensive income	Total Stockholders’ equity
		Share	Amount

Balance as of December 31, 2005		601,000	$3,435	$5,175,344	$(4,937,127)	$-	$241,651
Capital contributions			2,248,134				2,248,134
Net loss	(546,421)				(546,421)		(546,421)
Foreign currency translation adjustment	(107,020)					(107,020)	(107,020)
Total comprehensive loss	(653,441)

Balance as of December 31, 2006		601,000	2,251,569	5,175,344	(5,483,548)	(107,020)	1,836,344

Net income	477,995				477,995		477,995
Foreign currency translation adjustment	161,952					161,952	161,952
Total comprehensive income	639,947

Balance as of December 31, 2007		601,000	2,251,569	5,175,344	(5,005,553)	54,932	2,476,292

Net loss (unaudited)	(767,009)				(767,009)		(767,009)
Foreign currency translation adjustment (unaudited)	(34,027)					(34,027)	(34,027)
Total comprehensive loss	(801,036)

Balance as of September 30, 2008 (unaudited)		601,000	$2,251,569	$5,175,344	$(5,772,562)	$20,905	$1,675,256

 The accompanying notes are an integral part of these financial statements.

Exhibit A-6

KARBON, CJSC
Cash flow statements
US Dollars	For the nine months ended September 30, 2008	For year ended December 31, 2007	For the nine months ended September 30, 2007	For year ended December 31, 2006
Cash flows from operating activities	unaudited		unaudited
Net income/(loss)	$(767,009)	$477,995	$653,587	$(546,421)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation, depletion and amortization	303,845	345,272	258,895	321,498
Interest expense	47,191	53,272	39,832	45,986
Loss on disposals and impairments of assets	111,979	-	-	5,876
Deferred income taxes	(14,412)	(1,060,434)	(1,068,640)	(115,052)
Provision for litigations	96,709	-	-	-
Changes in operating assets and liabilities:
Accounts and notes receivable	91,973	(193,024)	(93,121)	(33,092)
Inventories	(82,700)	(2,978)	(21,802)	2,066
Prepaid expenses and taxes	43,377	210,224	117,516	(246,327)
Prepaid and others assets	(10,645)	268,068	267,480	106,994
Accounts payable and accrued expenses	(385,970)	(116,996)	(145,682)	(185,972)
Taxes payable	6,394	93,715	91,335	8,167
Net Cash Flows used in operating activities	(559,269)	75,113	99,400	(636,277)

Cash flows from investing activities
Proceeds from Sales and disposal of Property, Plant and Equipment	-	-	-	8,205
Payments to Acquire Oil and Gas properties	-	(230,366)	(230,366)	(2,340,276)
Payments to Acquire Property, Plant and Equipment	(2,123)	-	-	(32,374)
Net cash used in investing activities	(2,123)	(230,366)	(230,366)	(2,364,445)

Cash flows from financing activities
Cash proceeds from issuing shares and additional capital	-	-	-	2,248,134
Short-term Borrowings	459,135	334,668	287,870	964,643
Net cash provided by financing activities	459,135	334,668	287,870	3,212,777
Effect of exchange rate changes on cash and cash equivalents	102,215	(191,569)	(141,073)	(216,989)
Net increase (decrease) in cash and cash equivalents	(43)	(12,155)	15,832	(4,934)
Cash and cash equivalents at beginning of period	162	12,317	12,317	17,251
Cash and cash equivalents at end of period	$120	$162	$28,148	$12,317

Supplemental disclosures of cash flow information:
Interest paid	-	-	-	-
Income taxes paid	1,130	1,130	1,130	45

The accompanying notes are an integral part of these financial statements.

Exhibit A-7

KARBON, CJSC
Notes to the financial statements

Note 1. Organization and environment

KARBON, CJSC (the “Company”) was organized October 16, 2000 as a Closed Joint Stock Company Company under the Civil Code of the Russian Federation and carries on its principal activity in the territory of the Russian Federation.

The registered address of the Company is: 1A Ilekskaya street, 460034, Orenburg Russia.

The principal activity of the Company is the exploration and production of oil and gas within the Russian Federation.

Note 2. Summary of significant accounting policies

Business and economic environment

The Russian Federation has been experiencing political and economic change, which has affected and will continue to affect the activities of enterprises operating in this environment. Consequently, operations in the Russian Federation involve risks, which do not typically exist in other markets.

The accompanying financial statements reflect management’s assessment of the impact of the business environment in the country in which the Company operates and the financial position of the Company. The future business environments may differ from management’s assessment.

Basis of Presentation

The accompanying financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America ("generally accepted accounting principles").

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of oil and gas reserves, assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Estimates of oil and gas reserve quantities provide the basis for calculations of depletion, depreciation, and amortization (“DD&A”) and impairment, each of which represents a significant component of the accompanying financial statements.

Going concern

As reflected in the accompanying Statements of Operations, the Company has had a history of losses. In addition, the Company has a significant working capital deficit and is currently experiencing liquidity problems.

As further disclosed in Note 10, the Company is litigating with Tintrade Limited, a lender of the Company, with regard to repayment of a $300,000 loan that matured in July 2003. The Company is contesting the claim for repayment of the loan, accrued penalties and applicable court fees and also has appealed against the court ruling made in favour of the settlement demand of the plaintiff.

As further disclosed in Note 19 the Company was presented with a claim from StroyStile, LLC, a claimant under a credit line facility established for RossGas, LLC, that borrows under the facility. The $ 13,85 mln. capital portion of the debt (loan overdue) demanded for repayment is compounded by accrued interest of $ 1,3 mln. claimable to date. As at the date of approving the accounts, there was no certainty about the outcome of this matter.

Exhibit A-8

Due to the uncertainties related to these matters, there exists doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Revenue

The Company derives revenue primarily from the sale of produced natural gas and crude oil.  The Company reports revenue as the gross amount received before taking into account production taxes and transportation costs, which are reported as separate expenses.  Revenue is recorded in the month the Company’s production is delivered to the purchaser, but payment is generally received between 30 days after the date of production.  No revenue is recognized unless it is determined that title to the product has transferred to a purchaser.

Reporting currency

The Company maintains its accounting records in Russian roubles. The Company’s functional currency is the Russian rouble.

The Company’s reporting currency is United States Dollar ($). The balance sheet is translated into US Dollars at a principal rate of exchange. The statement of income is translated at average principal rate of exchange for the appropriate periods.

The principal rate of exchange used for translating foreign currency balances was following:

as of September 30, 2008	$1 = RUB25.25;
as of December 31, 2007	$1 = RUB24.55;
as of September 30, 2007	$1 = RUB24.95;
as of December 31, 2006	$1 = RUB26.33.

Average principal rate used of exchange income and expenses were following:

for 9 months ended September 30, 2008	$1 = RUB24.04;
for year ended December 31, 2007	$1 = RUB25.08;
for 9 months ended September 30, 2007	$1 = RUB25.89;
for year ended December 31, 2006	$1 = RUB27.18.

Resulting translation adjustments are reflected as a separate component of comprehensive income.

The exchange rate fluctuation of the Russian Rouble against the US Dollar may affect the book value of the Company’s assets and liabilities.

Accordingly, the translation of amounts recorded in this currency into US dollars should not be construed as a representation that such currency amounts have been, could be or will in the future be converted into US dollars at the exchange rate shown or at any other exchange rate.

Exhibit A-9

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, deposits held with banks, and other short-term highly liquid investments with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

Accounts and notes receivable

Accounts and notes receivable are recorded at their transaction amounts less provisions for doubtful debts. Provisions for doubtful debts are recorded to the extent that there is a likelihood that any of the amounts due will not be obtained. As of December 31, 2006 and 2007 the Company did not have an allowances for uncollectable accounts receivable.

Property, plant and equipment

Fixtures and fittings are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the expected economic life of the asset. Gains and losses on the sale of property, plant and equipment are included in other business income. Costs related to repair and maintenance activities are expensed in the period in which they are incurred and significant renewals and improvements are capitalized.

Vehicles under capital leases are initially recorded at the present value of minimum lease payments. These assets are amortized using the straight-line method over the shorter of lease term or the estimated useful life of the asset.

Expected economic life of the assets is summarized as follows:

Office equipment          5 years
Vehicles                       5 years

Useful life and depreciation methods are regularly reviewed in order to ensure the methods and depreciation periods remain appropriate.

Oil and Gas Properties

In accordance with Statement of Financial Accounting Standard ("SFAS") 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, oil and gas properties and the related expenses are recognized under the successful efforts method. This method prescribes that certain exploration costs, including the costs of exploratory dry holes, delay rentals, geological and geophysical costs are charged to expense when incurred.

Exploratory well costs (including costs associated with stratigraphic test wells) are initially capitalized pending determination of whether commercial oil and gas reserves have been discovered by the drilling effort. The length of time necessary for this determination depends on the specific technical or economic difficulties in assessing the recoverability of the reserves. If a determination is made that the well did not encounter oil and gas in economically viable quantities, the well costs are expensed and are reported in "exploration expenses".

Exhibit A-10

Exploratory drilling costs are temporarily capitalized pending determination of whether the well has found proved reserves if both of the following conditions are met:

•	The well has found a sufficient quantity of reserves to justify, if appropriate, its completion as a producing well, assuming that the required capital expenditure is made; and
•
Satisfactory progress toward ultimate development of the reserves is being achieved, with the Company making sufficient progress assessing the reserves and the economic and operating viability of the project.

The Company evaluates the progress made on the basis of regular project reviews which take into account the following factors:

•
First, if additional exploratory drilling or other exploratory activities (such as seismic work or other significant studies) are either underway or firmly planned, the Company deems there to be satisfactory progress. For these purposes, exploratory activities are considered firmly planned only if they are included in the Company’s three-year exploration plan/budget.

•
In cases where exploratory activity has been completed, the evaluation of satisfactory progress takes into account indicators such as the fact that costs for development studies are incurred in the current period, or that governmental or other third-party authorizations are pending or that the availability of capacity on an existing transport or processing facility awaits confirmation.

Costs, including "internal" costs relating to drilling and equipping of development wells, including development dry holes, as well as costs required for drilling and equipping of injection wells in the process of oil and gas reserves development, are capitalized. These costs are included in oil and gas properties in the balance sheet.

Depreciation, depletion and amortization of capitalized costs of oil and gas properties is calculated using the unit-of-production method based upon proved reserves for the cost of property acquisitions and proved developed reserves for development costs.

Production and related overhead costs are expensed as incurred.

Impairment of long-lived assets

Long-lived assets, including blocks with proved oil and gas reserves, are assessed for potential impairment in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Oil and gas properties are assessed whenever events or circumstances indicate potential impairment. If the carrying value of oil and gas properties is not recoverable through undiscounted cash flows, an impairment is recognized. The impairment is determined on the basis of the estimated fair value of oil and gas properties which, in turn, is measured by discounting future net cash flows. Discounted future cash flows from oil and gas fields are based on the management estimates of future prices that rely on recent actual prices and published prices for forward transactions; such prices are applied to forecast production volumes at particular fields with further discounting for the expected risk level.

Forecast production volumes shall be understood as reserves, including probable reserves that are proposed to be extracted using a known amount of capital expenditures. Production volumes and prices correspond to the internal plans and forecasts, as well as other data in the published financial statements. Assumptions regarding future prices and costs used to assess oil and gas properties for impairment differ from those used in the Standardized measure of proved oil and gas reserves. During the years ended December 31, 2007 and 2006, no property impairments were recorded.

Grouping of assets for the purpose of impairment is performed on the basis of the lowest level of identifiable cash flows that are largely independent of the cash flows from other groups of assets – as a rule, for oil and gas properties such level is represented by the field. Long-lived assets intended by management for use during a period not exceeding one year are recorded at the lower of depreciated value or fair value, less selling expenses.

Acquisition costs of unproved oil and gas properties are assessed for impairment on a regular basis and any estimated impairment is charged to expense.

Exhibit A-11

Asset retirement obligations

The Company has asset retirement obligations associated with its core business activities. The nature of the assets and potential obligations are as follows:

Exploration and Production – The Company’s exploration, development and production activities involve the use of the following assets: wells, related equipment, operating site and in-field pipeline.

Generally, licenses and other regulatory acts require that such assets be decommissioned upon the completion of production. According to these requirements, the Company is obliged to decommission wells, dismantle equipment, restore the sites and perform other related activities. The Company’s estimates of these obligations are based on current regulatory or license requirements, as well as actual dismantling and other related costs. Asset retirement obligations are calculated in accordance with the provisions of SFAS 143, Accounting for Asset Retirement Obligations.

Deferred tax

Deferred tax assets and liabilities are measured using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets are recognized to the extent it is more likely than not that future taxable profit will be available against which the temporary differences can be applied. Deferred tax is calculated using the tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and that are expected to apply when the deferred tax asset concerned is realized or the deferred tax liability is settled.

Interest-bearing borrowings

The Company’s financial instruments including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The recorded value of the Company’s credit facility approximates its fair value as it bears interest at a floating rate.

The Company had $ 3,196,468 in loans outstanding under its credit agreements as of December 31, 2007, and $ 2,861,800 in loans outstanding under its credit agreements as of December 31, 2006.

The Company had $ 3,655,602 in loans outstanding under its credit agreements as of September 30, 2008, and $ 3,149,670 in loans outstanding under its credit agreements as of September 30, 2007.

Contingencies

Certain conditions may exist as of the balance sheet date, which may result in losses to the Company but the impact of which will only be resolved when one or more future events occur or fail to occur.

If a Company’s assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability is accrued and charged to the statement of income. If the assessment indicates that a potentially material loss is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, is disclosed in the notes to the financial statements. Loss contingencies considered remote or related to unasserted claims are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee is disclosed.

Exhibit A-12

Income Taxes

Operations in the Russian Federation are subject to Federal and city income tax rates that total 9.5% and a regional income tax rate that varies from 10.5% to 14.5% at the discretion of the individual regional administration. The combined statutory tax rate in the Russian Federation is 24%.

Recent accounting pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” This Statement improves financial reporting about derivative instruments and hedging activities by enhanced disclosures of their effects on entity’s financial position, financial performance and cash flows. The Company is required to adopt the provisions of SFAS No. 161 no later than the first quarter of 2009 and does not expect any material impact on its results of operations, financial position or cash flows upon adoption.

In December 2007, the FASB issued SFAS No. 141 (Revised), “Business combinations.” This Statement will apply to all transactions in which an entity obtains control of one or more businesses. SFAS No. 141 (Revised) requires an entity to recognize the fair value of assets acquired and liabilities assumed in a business combination; to recognize and measure the goodwill acquired in the business combination or gain from a bargain purchase and modifies the disclosure requirements. The Company is required to prospectively adopt the provisions of SFAS No. 141 (Revised) for business combinations for which the acquisition date is on or after January 1, 2009. Early adoption of SFAS No. 141 (Revised) is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” This Statement will apply to all entities that prepare consolidated financial statements (except not-for-profit organizations) and will affect those which have an outstanding noncontrolling interest (or minority interest) in their subsidiaries or which have to deconsolidate a subsidiary. This Statement changes the classification of a non-controlling interest; establishing a single method of accounting for changes in the parent company’s ownership interest that does not result in deconsolidation and requires a parent company to recognize a gain or loss when a subsidiary is deconsolidated. The Company is required to prospectively adopt the provisions of SFAS No. 160 in the first quarter of 2009, except for the presentation and disclosure requirements which shall be applied retrospectively. Early adoption of SFAS No. 160 is prohibited.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement expands the possibility of using fair value measurements and permits enterprises to choose to measure certain financial assets and financial liabilities at fair value. Enterprises shall report unrealized gains and losses on items for which the fair value option has been elected in earnings in each subsequent period. The Company adopted the provisions of SFAS No. 159 in the first quarter of 2008.
The Company elected not to use the fair value option for its financial assets and financial liabilities not already carried at fair value in accordance with other standards. Therefore the adoption of SFAS No. 159 did not have any impact on the Company’s results of operations, financial position or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. In February 2008, the FASB issued Staff Position FSP No. 157-2, “Effective date of FASB Statement No. 157,” which defers the effective date of SFAS No. 157 for certain nonfinancial assets and nonfinancial liabilities to the first quarter of 2009. The initial adoption of the provisions of SFAS No. 157 did not have a material impact on the Company’s results of operations, financial position or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The Company adopted the provisions of FIN No. 48 in the first quarter of 2007. The adoption of the provisions of FIN No. 48 did not have a material impact on the Company’s results of operations, financial position or cash flows.

Exhibit A-13

Note 3.  Concentration of credit risk

Substantially all of the Company's receivables are within the oil and gas industry, primarily from purchasers of oil and gas. Although diversified among many companies, collectability is dependent upon the financial wherewithal of each individual company as well as the general economic conditions of the industry. The receivables are not collateralized. To date the Company has had minimal bad debts.

The Company’s customers are located in Orenburg region, Russia. Sales to major customers as a percent of total sales were 89%, 7% and 3% in nine months period ended September 30, 2008. Two out of those three major customers accounted for 99 % of accounts receivable as of September 30, 2008.

During 2007, sales to four unrelated customers represented 36%, 33%, 16% and 11% of total revenue. During 2006, sales to five unrelated customers represented 42%, 35%, 9%, 7% and 5% of total revenue.

Note 4. Inventories.

Inventories are summarized as follows:

US Dollars	As of September 30, 2008	As of December 31, 2007	As of September 30, 2007	As of December 31, 2006
	unaudited		unaudited
Crude oil	$121,347	$-	$50,332	$74,068
Valuation allowance	-	-	(22,488)	(50,428)
Drilling supplies	112,796	151,443	142,423	124,825
	$234,143	$151,443	$170,267	$148,465

Note 5. Prepaid taxes and expenses.

Prepaid taxes and expenses include:

US Dollars	As of September 30, 2008	As of December 31, 2007	As of September 30, 2007	As of December 31, 2006
	unaudited		unaudited
VAT receivable	$519,082	$558,642	$583,372	$688,516
Current Income Tax Receivables	-	901	886	-
Other taxes receivable	77,527	80,682	8,257	20,564
Deferred expenses	238	-	140,417	141,369
	$596,847	$640,225	$732,932	$850,448

Note 6. Prepaid and other assets.

Prepaid and other assets include:

US Dollars	As of September 30, 2008	As of December 31, 2007	As of September 30, 2007	As of December 31, 2006
	unaudited		unaudited
Prepayments	$25,476	$14,830	$15,418	$55,031
Loans to related parties	-	-	-	227,867
	$25,476	$14,830	$15,418	$282,898

Exhibit A-14

Note 7 Accounts payable

Accounts payable are summarized as follows:

US Dollars	As of September 30, 2008	As of December 31, 2007	As of September 30, 2007	As of December 31, 2006
	unaudited		unaudited
Trade accounts payable	$278,882	$659,352	$637,558	$766,192
Wages and salaries payable	1,760	21,854	15,353	34,338
Other accounts payable	45,369	30,775	30,385	28,448
	$326,012	$711,982	$683,295	$828,978

Note 8 Borrowings

The Company borrows operating funds under several loans agreements with non-financial institutions:

US Dollars	As of September 30, 2008	As of December 31, 2007	As of September 30, 2007	As of December 31, 2006
	unaudited		unaudited
Interest free, unsecured loans from RossGas, LLC a related party (debt is repayable on mutual consent)	$3,355,602	$2,896,468	$2,849,670	$2,561,800

Interest free, unsecured loan from Tintrade Limited ($ 300 000 is overdue, for disclosure see Note 10)	300,000	300,000	300,000	300,000
	$3,655,602	$3,196,468	$3,149,670	$2,861,800

Exhibit A-15

Note 9. Recognized deferred tax assets and liabilities

Deferred tax assets and liabilities are composed of the following items:

US Dollars	Asset				Liability				Net
	As of September 30, 2008	As of December 31, 2007	As of September 30, 2007	As at December 31, 2006	As of September 30, 2008	As of December 31, 2007	As of September 30, 2007	As at December 31, 2006	As of September 30, 2008	As of December 31, 2007	As of September 30, 2007	As at December 31, 2006
	Unaudited		Unaudited		Unaudited		Unaudited		Unaudited		Unaudited
Property, plant and equipment	$-	$652	$641	$607	$(17,987)	$(14,179)	$(13,950)	$(19,029)	$(17,987)	$(13,528)	$(13,309)	$(18,422)
Proved Oil and Gas properties	34,644	36,047	29,614	349,494	-	-	-	-	34,644	36,047	29,614	349,494
Inventories	31,226	-	5,397	12,103	(59,643)	-	-	-	(28,416)	-	5,397	12,103
Accounts payable	3,803	-	-	-	-	-	-	-	3,803	-	-	-
Assets retirement obligations	47,121	25,666	21,945	11,393	-	-	-	-	47,121	25,666	21,945	11,393
Borrowings	-	-	-	-	-	-	-	(1,444,147)	-	-	-	(1,444,147)
Deferred tax assets/(liabilities)	$82,150	$26,317	$27,983	$373,597	$(42,985)	$21,867	$15,664	$(1,463,175)	$39,164	$48,185	$43,646	$(1,089,578)

Temporary differences between these financial statements and tax records gave rise to deferred income tax assets and liabilities as of September 30, 2008 as above.
Income tax expenses for the years ended September 30 and December 31 comprise the following:

US Dollars	For the nine months ended September 30, 2008	For year ended December 31, 2007	For the nine months ended September 30, 2007	For year ended December 31, 2006
	unaudited		unaudited
Current tax expense
Current period	$-	$-	$-	$(42)
Adjustments for prior periods

Deferred tax expense
Origination and reversal of temporary differences	5,391	1,064,973	1,068,640	115,052

Total income tax expense in income statement	$5,391	$1,064,973	$1,068,640	$115,010

A reconciliation of expected income tax expense to the actual tax expense for the nine months ended September 30 and for the years ended December 31 is as follows:

US Dollars	For the nine months ended September 30, 2008	For year ended December 31, 2007	For the nine months ended September 30, 2007	For year ended December 31, 2006
	unaudited		unaudited

Income/(loss) before Income tax	$(772,400)	$(586,977)	$(415,053)	$(661,431)
Statutory income tax rate	24%	24%
Theoretical income tax benefit/(expense)	185,376	140,875	99,613	158,743
Permanent accounting differences arising from:
Non-deductible items, net	(179,985)	924,098	969,028	(43,734)
Other permanent differences	-	-
	$5,391	$1,064,973	$1,068,640	$115,010

Note 10. Provision for litigation

The Company is litigating with Tintrade Limited, a lender of the Company, with regard to repayment of a $300,000 loan that matured in June 2003. The lender is also claiming $ 73,970 of penalties in addition to $2,772 and $ 19,965 of court fees to be recovered.

The Company is contesting this claim and appealing against the court ruling made in favour of the settlement demand of the plaintiff.

Full provision for the amounts in question has been recognized in the reporting period.

Exhibit A-16

Note 11. Assets retirement obligations

The asset retirement obligations represent the estimated future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from owned and leased acreage, and land restoration.

US Dollars	As of September 30, 2008	As of December 31, 2007	As of September 30, 2007	As of December 31, 2006
	unaudited		unaudited
Beginning asset retirement obligation	$616,185	$522,196	$522,196	$434,292
Liabilities incurred	-	-	-	-
Liabilities settled	-	-	-	-
Accretion expense	47,191	53,272	39,832	45,986
Revision to estimated cash flows	-	-	-	-
Foreign currency translation	(75,034)	(147,261)	(110,087)	(133,890)
Ending asset retirement obligation	-	-	-	-
	$644,027	$616,185	$592,451	$522,196

Note 12. Share capital

At September 30, 2008 the Company's authorized share capital was 601,000 shares of common stock, par value of $3.75 each.

At September 30, 2008 the Company had issued 601,000 (2008 – unaudited), 601,000 (2007), and 601,000 (2006) shares of common stock, all of which are outstanding.

Note 13. Marketing and transportation expenses

Marketing and transportation expenses are summarized as follows:

US Dollars	For the nine months ended September 30, 2008	For year ended December 31, 2007	For the nine months ended September 30, 2007	For year ended December 31, 2006
	unaudited		unaudited
Staff cost	$190,188	$142,090	$111,488	$187,101
Transport expense	46,264	24,502	24,307	50,091
Insurance expense	1,049	389	389	381
Rental expense	35,248	35,769	29,200	34,876
Business trips	3,139	1,945	77	8,007
Laboratory analysis	-	-	-	-
Evaporative losses	-	-	-	-
Other expenses	-	102	97	2,676
	$275,888	$204,797	$165,559	$283,131

Exhibit A-17

Note 14. General and administrative expenses

General and administrative expenses are summarized as follows:

US Dollars	For the nine months ended September 30, 2008	For year ended December 31, 2007	For the nine months ended September 30, 2007	For year ended December 31, 2006
	unaudited		unaudited
Provision for inventory valuation	$41,191	$21,671	$21,671	$48,849
Bad debt allowance	-	-	-	21,317
Bank cost	3,674	1,225	1,048	3,964
Consumables	1,471	996	649	1,282
Audit, legal, advisory and information expense	34,925	4,956	4,661	10,483
Telephone and mobile	7,953	7,798	6,223	8,277
Charitable contribution and corporate events	-	-	-	905
Fines and penalties	58,190	2,867	912	43,712
Provision for claim	100,741	-	-	-
Other operating expenses	3,918	4,462	2,918	5,821
	$252,063	$43,975	$38,080	$144,610

Note 15. Operating lease

The following is a schedule by years of future minimum rental payments required under operating lease that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 2008:

US Dollars

The three months ended December 31, 2008	$23,205
Year ended December 31, 2009	92,820
$116,025

The Company rents office space and the monthly rental at September 2008 was $ 1,485. The Monthly Rental is paid on or before the first day of each month. The Tenancy Agreement expires in December 2009. The Company has the exclusive right to extend the term of the Tenancy whereas the Owner has the right to revise the Monthly Rental.

Further, the company rents 3 plots of land and the monthly rental at September 2008 was $6,250. The Monthly Rental is paid on or before the first day of each month. The Land Lease Agreement expires in November 2009. The Company has the exclusive right to extend the term of the Lease through to December 2014 whereas the Owner has the right to revise the Monthly Rental.

Note 16. Related party transactions

In the years ended December 31, 2006 and 2007 and 9 months period ended September 30, 2008 the Company did not enter into transactions with related parties that are material either to the Company or any related party, or that are unusual in their nature of conditions.

Exhibit A-18

Year end balances with related parties are set out below:

	As of September 30, 2008	As of December 31, 2007	As of September 30, 2007	As of December 31, 2006
	unaudited		unaudited
Receivable from related parties:
Receivable from companies under common control, trade	$-	$-	$-	$-
Receivable from companies under common control, interest bearing loans	-	-	-	-
Receivable from companies under common control, non-interest bearing loans	-	-	-	227,867
Total receivable from related parties	$-	$-	$-	$227,867
Payable to related parties:
Payable to companies under common control, trade	$159,330	$163,875	$161,227	$71,530
Payable to companies under common control, interest bearing loans	-	-	-	-
Payable to companies under common control, non interest bearing	3,355,602	2,896,468	2,849,670	2,561,800
Total payable to related parties	$3,514,932	$3,060,342	$3,010,897	$2,633,331

Note 17. Disclosure about Oil and Gas Producing Activity

Oil and Natural Gas Reserves (Unaudited)

Net proved oil and natural gas reserve estimates for all years presented were prepared by a firm of independent petroleum engineers located in Texas, and interpreted by the management as contained herein. The reserves were prepared in accordance with guidelines established by the Securities and Exchange Commission and, accordingly, were based on existing economic and operating conditions. Oil and natural gas prices in effect as of the reserve report date were used without any escalation. (See “Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves” below for a discussion of the effect of the different prices on reserve quantities and values.) Operating costs, production and ad valorem taxes and future development costs were based on current costs with no escalation.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. Moreover, the present values should not be construed as the current market value of our oil and natural gas reserves or the costs that would be incurred to obtain equivalent reserves. All of our reserves are located in the Russian Federation.

Exhibit A-19

Presented below is a summary in estimated proved reserves of the company:

	For the nine months ended September 30, 2008		For year ended December 31, 2007		For year ended December 31, 2006
	Oil or Conden-sate	Gas	Oil or Conden-sate	Gas	Oil or Conden-sate	Gas
	(TBbl)	(MMcf)	(TBbl)	(MMcf)	(TBbl)	(MMcf)
Developed and undeveloped:
Beginning of period	8,066	45,211	8,093	45,237	8,127	45,262
Revision of previous estimate	-	-	-	-	-	-
Discoveries and extensions	-	-	-	-	-	-
Infill reserves in an existing proved fields	-	-	-	-	-	-
Purchase of minerals in place	-	-	-	-	-	-
Sales of reserves	-	-	-	-	-	-
Production	(17)	(16)	(27)	(26)	(34)	(25)
End of period	8,049	45,194	8,066	45,211	8,093	45,237

Proved developed reserves:
Beginning of period	37	151	64	177	98	152
End of period	20	134	37	151	64	177

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves (Unaudited)

Statement of Financial Accounting Standard No. 69, “Disclosures about Oil and Gas Producing Activity” (SFAS No. 69”) prescribes guidelines for computing a standardized measure of future net cash flows and changes therein to estimated proven reserves. The Company follows these guidelines, which are briefly discussed below.

Future cash inflows and future production and developments costs are determined by applying benchmark prices and costs, including transportation, quality, and basis differentials, in effect at year (period) end to the year(period)-end estimated quantities of oil and gas to be produced in future. Each property the Company operates is also charged with field-level overhead in the estimated reserve calculation. Estimated future income taxes are computed using current statutory income taxes rate, including consideration for estimated future statutory depletion. The resulting future cash flows are reduced to present value amounts by applying a ten percent annual discount factor.

Future operating costs are determined based on estimates of expenditures to be incurred in developing and producing the proved oil and gas reserves in place at the end period using year(period)-end costs and assuming continuation of existing economic conditions, plus Company overheads incurred by the administrative office attributable to operating activities.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the Securities and Exchange Commission. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computation since these reserve quantity estimates are the basis for the valuation process. The following prices as adjusted for transportation, quality and basis differentials, were used in calculation of standardized measure:

Exhibit A-20

US Dollars	As of September 30, 2008	As of December 31, 2007	As of December 31, 2006
Gas (per Mcf)	$1.18	$0.87	$0.54
Oil (per Bbl)	$32.67	$31.86	$31.67

The following summary sets forth the Company’s future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in SFAS No. 69:

US Dollars (In thousands)	As of September 30, 2008	As of December 31, 2007	As of December 31, 2006
Future cash inflows	$305,843	$288,431	$275,487
Future production costs	(191,360)	(169,257)	(135,746)
Future development cost	(70,157)	(68,211)	(73,171)
Future income taxes	(18,587)	(19,754)	(24,736)
Future net cash flows	25,739	31,209	41,834
10 percent annual discount	(3,284)	(3,431)	(3,990)
Standardized measure of discounted future net cash flows	$22,455	$27,778	$37,844

The principle sources of change in the standardized measure of discounted future net cash flows are:

US Dollars (In thousands)	For the nine months ended September 30, 2008	For year ended December 31, 2007	For year ended December 31, 2006
Standardized measure, beginning of period	$27,778	$37,844	$37,844
Sales of oil and gas produced, net of production costs	(208)	(294)	-
Net charge in prices and production costs	(6,429)	(15,313)	-
Extensions, discoveries and other including infill reserves in an existing proved field, net of production costs	-	-	-
Purchase of mineral in place	-	-	-
Development costs incurred during the period	-	-	-
Change in estimated future development costs	-	-	-
Revisions of previous quantity estimates	-	-	-
Accretions of discount	147	559	-
Sales of reserves in place			-
Net charge of income taxes	1,167	4,982	-
Changes in timing and other	-	-	-
Standardized measure, end of period	$22,455	$27,778	$37,844

Exhibit A-21

Note 18. Commitments, contingencies and operating risks

Capital expenditure, exploration and investment programs

The entity owns and operates the asset (natural gas and crude oil reserves located in the North Kopanskoye Field) under which it has commitments for capital expenditure in relation to its exploration programs. It relates to an existing license agreement in the Russian Federation.

Development plan calls for the implementing of pressure maintenance by water flooding both the Artinsky-1 and Bashkirian A4 Central oil reservoirs. A combination of procedures and injectors totaling 18 wells in Artinsky-1 reservoir and 9 wells in the Bashkirian A4 Central reservoir are scheduled to be active when the water flood development plant are fully implemented. Additionally, two wells are scheduled to be completed  in the Bashkirian A4 South reservoir, which will be produced by primary depletion.

The capital commitments to undertake the drilling and oilfield construction activities envisaged by the North Kopanskoye Field exploration and development plan, were assessed and estimated by the management to be in the region of $ 70,000,000 to $ 73,000,000. Unless the Company is able to raise sufficient capital, the Company will not be able to meet its licence obligations and may not be able to continue as a going concern.

Guarantees and Security

RossGas, LLC, a related party to the Company, borrows funds from Sviaz Bank, an arm’s length lender,under the Loan Agreement Nr. 133 dated June 27, 2005. The Company is a Guarantor under this arrangement and secures financial commitments of RossGas, LLC before the bank.

The credit limit under the facility is $16,6 mln. with an annual interest of 16%. The facility matured on April 1, 2008. Further notes see in the Note 19. “Subsequent events”.

Russian Business Environment.

While there have been improvements in the Russian economic situation, such as an increase in gross domestic product and a reduced rate of inflation, Russia continues economic reforms and development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government. In addition, laws and regulations, including interpretations, enforcement and judicial processes, continue to evolve in Russia. Other laws and regulations and certain other restrictions have a significant effect on the Company's industry, including, but not limited to the following issues: rights to use subsurface resources, environmental matters, site restoration, transportation and export, corporate governance, taxation, etc.

Political environment.

Trading activity and the profit derived therefrom may be affected by political, statutory, financial and administrative changes, including the changes in environment protection legislation, that are currently underway in Russia.

Insurance.

During the normal course of business disputes and claims may arise and there can be uncertainties surrounding the ultimate resolution of these matters.

Exhibit A-22

Taxation.

The taxation system in the Russian Federation is relatively new and is characterized by frequent changes in legislation, official pronouncements and court decisions, which are often unclear, contradictory and subject to varying interpretation by different tax authorities. Taxes are subject to review and investigation by a number of authorities, which have the authority to impose severe fines, penalties and interest charges. A tax year remains open for review by the tax authorities during the three subsequent calendar years.

Russian transfer pricing rules were introduced in 1999, giving Russian tax authorities the right to make transfer pricing adjustments and impose additional tax liabilities in respect of all “controlled” transactions, provided that the transaction price deviates from the market price by more than 20%. Controlled transactions include transactions between related entities and certain other types of transactions between independent parties, such as foreign trade transactions with significant (by more than 20%) price fluctuations.

The Russian transfer pricing rules are vaguely drafted, leaving wide scope for interpretation by Russian tax authorities and courts. Due to the uncertainties in interpretation of transfer pricing legislation, the tax authorities may challenge the Company’s prices and propose an adjustment. If such price adjustments are upheld by the Russian courts and implemented, the Company’s future financial results could be adversely affected. In addition, the Company could face significant losses associated with the assessment of prior tax underpaid and related interest and penalties, which could have an adverse effect on the Company’s financial condition and results of operations. The Company’s management believes that such transfer pricing related tax contingencies are remote and therefore may not have any significant impact on the Company’s financial statements.

Environmental liabilities.

Potential liabilities that may arise as a result of changes in laws and regulations and settlement of the civil disputes can not be reliably assessed but they may prove to be material. Under existing legislation, management believes that there are no significant unrecorded liabilities which could have a significant adverse effect on the operating results or financial position of the Company.

Environmental protection

Environmental protection liabilities are carried in accounts when they arise and can be reliably measured and when there are probabilities of arising of such liabilities.

Pension Benefits

The Company makes payments to State Pension Fund of Russian Federation. These payments are calculated by the employer as a percentage of salary expense and are expensed as they are incurred.

Note 19. Subsequent events

On November 19, 2008 the Company was presented with a claim from StroyStile, LLC, a claimant under a credit line facility established for RossGas, LLC, that borrows under the facility. RossGas, LLC is a related party to CJSC KARBON and the latter is a surety that bears joint liability together with SpetsKrit, LLC, also a related party to CJSC KARBON, under the terms and conditions of the facility. The $ 13,85 mln. capital portion of the debt (loan overdue) demanded for repayment is compounded by accrued interest of $ 1,3 mln. claimable to date.

Exhibit A-23

EXHIBIT B

KARBON, CJSC AND SUBSIDIARY

PRO FORMA CONDENSED COMBINED BALANCE SHEET

The following unaudited pro forma balance sheet has been derived from the unaudited balance sheet of KARBON, CJSC ("KARBON") at September 30, 2008 (a Russian Federation Closed Stock Company) and the unaudited balance sheet of PREMIER ENERGY CORP (PREMIER)(fka Premier Nursing Products Corp.) at November 30, 2008 as reported on its form 10-Q for that period  and gives the effect to the exchange of 107,406,000 shares of newly issued stock by PREMIER(representing 51% of the outstanding shares after the issuance of such shares) for 51% of the shares (306,510 shares) of KARBON as if the transaction will occur on January 30, 2009.  The transaction has been accounted for as a reverse merger where PREMIER is the legal aquirer however for accounting purposes the transaction is accounted for as a recapitalization of KARBON in terms of PREMIER's stock. Subsequent to the transaction, PREMIER will no longer be a development stage company in that it will have significant operations by the combination with KARBON. The pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that actually would have resulted if the transaction had been consummated at January 30, 2009.  The pro forma balance sheet should be read in conjunction with the notes thereto and KARBON's financial statements and related notes thereto contained elsewhere in this filing and  PREMIER's financial statements contained in the 1934 act filings on forms 10-K and 10-Q.

	KARBON,	PREMIER ENERGY
	CJSC	CORP.
		(unaudited)
	(unaudited)	A Development Stage Company	Pro Forma
		November 30, 2008	Adjustments		Pro Forma

CURRENT ASSETS:
Cash and equivalents	$120	$554			$674
Accounts receivables	199,509				199,509
Inventories	234,143				234,143
Other current assests	622,323				622,323
	1,056,095	$554			$1,056,649

INVESTMENT IN SUBSIDIARY	-	-	10,740	a	$-
			(10,740)	b

NET PROPERTY, PLANT AND EQUIPMENT	5,541,836	-			5,541,836

TOTAL ASSETS	$6,597,931	$554			$6,598,485

CURRENT LIABILITIES:
Accounts Payable	$326,012	$4,167			$330,179
Short-term borrowings	3,655,602	11,101			3,666,703
Production Taxes payable	161,161				161,161
	4,142,775	15,268			4,158,043

LONG-TERM LIABILITIES	779,900	-	-		779,900

TOTAL LIABILITIES	4,922,675	15,268			4,937,943

STOCKHOLDERS' EQUITY:
Preferred shares, $0.0001 par value, issued and
outstanding -0-
Share Capital, $3.75 par value	2,251,569	-	(2,251,569)	a	-

Common shares , $0.0001 par value		21,060	(10,740)	b	10,320

Additional paid-in capital	5,175,344	14,940	2,251,569	a	7,452,593
			10,740

(Accumulated deficit)	(5,772,562)		(50,714)	c	(5,823,276)
Deficit accumulated during the development stage		(50,714)	50,714	c	-
Accumulated other comprehensive (loss)	20,905				20,905

Total Stockholders' Equity	1,675,256	(14,714)			1,660,542

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$6,597,931	$554			$6,598,485

PRO FORMA FINANCIAL DATA

 Footnotes

b	To record the issuance of 107,406,000shares (par value $.0001) of PREMIER ENERGY CORP. in exchange for 306,510 shares of KARBON, CJSC

c	To reclassify PREMIER'S deficit accumulated during the development stage to Accumulated defecit

a	To record the reverse merger and the recapitalization in terms of the legal acquiror's common stock

Exhibit B-1

PRO FORMA FINANCIAL DATA

The following unaudited pro forma statement of operations has been derived from the unaudited statement of operations of KARBON, CJSC (KARBON) for the year ended December 31, 2008, and gives the effect to the exchange of 107,407,000 shares of newly issued stock by PREMIER ENERGY CORP. for 51% of the outstanding shares (306,510) of KARBON as if the transaction occurred as of the beginning of the period of KARBON's period using PREMIER'S twelve months ended November 30, 2008.  The original stockholders of KARBON are receiving 51% of the stock of PREMIER.  The pro forma statement of operations is presented for informational purposes only and does not purport to be indicative of the results of operations that actually would have resulted if the transaction had been consummated at January 1, 2007.  The pro forma statement of operations should be read in conjunction with KARBON's financial statements and related notes thereto contained elsewhere in this form 8-K and PREMIER’s recently filed 10-K and 10-Qs.  The transaction has been accounted for as a reverse merger where through a recapitalization of KARBON equity where PREMIER is the legal acquirer, however for accounting purposes, the transaction is accounted for as a recapitalization of KARBON in terms of PREMIER’s stock. Subsequent to the transaction, PREMIER will no longer be development stage company, in that it will have significant operations by the combination with KARBON.

KARBON, CJSC AND SUBSIDIARY
PREMIER ENERGY CORP
(A Development Stage Company)

	KARBON, CJC
	(unaudited)	(unaudited)
	year	twelve months
	ended	ended		Pro Forma
	December 31, 2007	February 29, 2008		Adjustments		Pro Forma

OPERATING REVENUES	$779,174	$-		$-		$779,174

OPERATING EXPENSES	1,336,644	12,446	A			1,349,090

	NET LOSS FROM
OPERATIONS	(557,470)	(12,446)				(569,916)

OTHER EXPENSES	(29,508)	-				(29,508)

LOSS BEFORE INCOME TAX EXPENSE	(586,978)	(12,446)				(599,424)

INCOME TAX EXPENSE(BENEFIT)	1,064,973	-				1,064,973

NET LOSS	$477,995	$(12,446)				$465,549

LOSS PER SHARE
Basic and fully diluted	$0.80	$(0.00)				$0.00

AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING
Basic	601,000	11,700,000		107,407,000	*	119,107,000

A Determination of operating expenses for Premier Energy Corp:

Nine months ended February 29, 2008	$8,638
Approximate for three monts ended May 31, 2007	3,808
$12,446

*  Effect of newly issued 107,407,000 shares of PREMIER at beginning of period

Exhibit B-2

PRO FORMA FINANCIAL DATA

The following unaudited pro forma statement of operations has been derived from the unaudited statement of operations of KARBON, CJSC (KARBON) for the nine months ended September 30, 2008, and gives the effect to the exchange of 107,407,000 shares of newly issued stock by PREMIER ENERGY CORP. for 51% of the outstanding shares (306,510) of KARBON as if the transaction occurred as of the beginning of the period of KARBON's period using PREMIER'S nine months ended November 30, 2008.  The original stockholders of KARBON are receving 51% of the stock of PREMIER.  The pro forma statement of operations is presented for informational purposes only and does not purport to be indicative of the results of operations that actually would have resulted if the transaction had been consummated at January 1, 2008.  The pro forma statement of operations should be read in conjunction with KARBON's financial statements and related notes thereto contained elsewhere in this form 8-K and PREMIER's recently filed 10-K and 10-Qs.  The transaction has been accounted for as a reverse merger where through a recapitalization of KARBON equity where PREMIER is the legal acquirer, however for accounting purposes, the transaction is accounted for as a recapitalization of KARBON in terms of PREMIER's stock.

Subsequent to the the transaction, PREMIER  will no longer be development stage company, in that it will have significant operations by the combination with KARBON.

KARBON, CJSC AND SUBSIDIARY
PREMIER ENERGY CORP
(A Development Stage Company)

	KARBON, CJC
	(unauditd)	(unaudited)
	Nine months	Nine months
	ended	ended		Pro Forma
	September 30, 2008	November 30, 2008		Adjustments		Pro Forma

OPERATING REVENUES	$741,777	$-		$-		$741,777

OPERATING EXPENSES	1,477,379	41,788	A	.		1,519,167

NET LOSS FROM
OPERATIONS	(735,602)	(41,788)		.		(777,390)

OTHER EXPENSES	36,798	-				36,798

LOSS BEFORE INCOME TAX EXPENSE	(772,400)	(41,788)				(814,188)

INCOME TAX EXPENSE(BENEFIT)	5,391	-				5,391

NET LOSS	$(767,009)	$(41,788)		$-		$(808,797)

LOSS PER SHARE
Basic and fully diluted	$(1.28)	$(0.00)				$(0.07)

AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING
Basic	601,000	11,242,623		107,407,000	*	11,242,623

Determination of estimated operating expenses for Premier Energy Corp:
Derived from Premier quarterly filings:

A	Six months ended November 30, 2008	$ 38,621
	Three months ended November 30, 2008	3,167	(increase from prior year-estimate for three months)
		$ 41,788

*	To record Effect of issuance of 107,407,000 shares of PREMIER stock at beginning of period.

Exhibit B-3